SCHEDULE 14A INFORMATION
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BioDelivery Sciences International, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June , 2020
To the Stockholders of BioDelivery Sciences International, Inc.:
BioDelivery Sciences International, Inc. (the “Company”) is pleased to notify you that the 2020 Annual Meeting of Stockholders of the Company (the “Meeting”) will be held online at 11:00 a.m. on Thursday, July 23, 2020.
The items of business for the Meeting are listed in the following Notice of Annual Meeting and are more fully addressed in the attached Proxy Statement. The Proxy Statement is first being mailed to stockholders of the Company on or about , 2020.

You may participate in the meeting virtually via the Internet at www.virtualshareholdermeeting.com/BDSI2020, where you will be able to vote electronically and submit questions. You will need the 16-digit control number included with these proxy materials to participate in the Meeting. Only stockholders of record at the close of business on June 12, 2020 are entitled to notice of and to vote at the Meeting as set forth in the Proxy Statement. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Your vote is important. Whether or not you plan to participate in the Meeting, we encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible to ensure your representation and the presence of a quorum at the Meeting. Please review the instructions on the proxy card regarding your voting options. You may vote at the Meeting via the Internet, by mail or by telephone.
If you have any questions regarding this material, please do not hesitate to call me at (919) 582-9050.

Sincerely yours,

Jeffrey Bailey
Interim Chief Executive Officer
BioDelivery Sciences International, Inc.
WHETHER OR NOT YOU EXPECT TO PARTICIPATE IN THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR VOTE ONLINE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

 BIODELIVERY SCIENCES INTERNATIONAL, INC.
4131 ParkLake Ave., Suite #225
Raleigh, North Carolina 27612
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held online on Thursday, July 23, 2020 at www.virtualshareholdermeeting.com/BDSI2020
The 2020 Annual Meeting of Stockholders (the “Meeting”) of BioDelivery Sciences International, Inc. (the “Company”) will be held online at 11:00 a.m. on Thursday, July 23, 2020, for the following purposes:
1. To adopt the ratification of the declassification of the Board of Directors and the implementation of a majority voting standard for the election of directors, including the filing and effectiveness of amendments to the Company’s Certificate of Incorporation filed with the Delaware Secretary of State on August 6, 2018 (“Proposal 1”), which proposal, if approved, will result in the declassification of the Board and the implementation of the majority voting standard for the election of directors effective retroactive to August 6, 2018;
2. The election of nominees to the Board of Directors (the “Board”) as follows: (A) if Proposal 1 is approved (which will result in the declassification of the Board having been effective retroactive to August 6, 2018), the election of Peter S. Greenleaf, Todd C. Davis, Mark A. Sirgo, Kevin Kotler, W. Mark Watson, Vanila Singh, and Jeffrey Bailey as directors to the Board of Directors (the “Board”), each to hold office until the 2021 annual meeting of the Company and until his successor shall have been duly elected and qualified or until his earlier resignation or removal; or (B) if Proposal 1 is not approved (in which case the amendments to the Company’s Certificate of Incorporation will not have been validly adopted and the Board will remain divided into classes), the election of Peter S. Greenleaf and Todd C. Davis as Class I directors, each to hold office until the 2021 annual meeting of the Company and until his successor shall have been duly elected and qualified or until his earlier resignation or removal, Mark Sirgo, and Kevin Kotler as Class II directors, each to hold office until the 2022 annual meeting of the Company and until his successor shall have been duly elected and qualified or until his earlier resignation or removal, and William Mark Watson, Vanila Singh and Jeffrey Bailey as Class III directors, each to hold office until the 2023 annual meeting of the Company and until his or her successor shall have been duly elected and qualified or until his earlier resignation or removal (“Proposal 2”);
3. To ratify the appointment by the Audit Committee of the Board of Ernst & Young LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2020 (“Proposal 3”);
4. To approve an amendment to the Company’s Certificate of Incorporation, as amended (the “Charter”), to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), from 175,000,000 shares to 235,000,000 shares (“Proposal 4”); and
5. To transact any other business that may properly come before the Meeting or any adjournment or postponement thereof.
You may participate in the meeting virtually via the Internet at www.virtualshareholdermeeting.com/BDSI2020, where you will be able to vote electronically and submit questions. You will need the 16-digit control number included with these proxy materials to participate in the Meeting. Only stockholders of record at the close of business on June 12, 2020 are entitled to notice of and to vote at the Meeting as set forth in the Proxy Statement. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
This notice and the attached proxy statement constitute the notice required to be given to our stockholders under Section 204 of the Delaware General Corporation Law (“DGCL”) in connection with the ratifications contemplated by Proposal 1. Under Sections 204 and 205 of the DGCL, when a matter is submitted for ratification at a stockholder meeting, any claim that a defective corporate act ratified under Section 204 is void or voidable due to the failure of authorization, or that the Delaware Court of Chancery should declare in its discretion that a ratification in accordance with Section 204 of the DGCL not be effective or be effective only on certain conditions, must be brought within 120 days from the time a certificate of validation is filed with the Delaware Secretary of State and becomes effective. If Proposal 1 is approved, the Company expects to file a certificate of validation promptly after the adjournment of the Meeting, and any claim that the filing and effectiveness of the acts so ratified are void or voidable due to the failure to receive the requisite stockholder approval at the 2018 annual meeting of the Company or that the Delaware Court of Chancery should declare, in its discretion, that the acts so ratified not be effective or be effective only on certain conditions, must be brought within 120 days from the time a certificate of validation is filed with the Secretary of State and becomes effective in accordance with the DGCL.

Your vote is important. Whether or not you plan to participate in the Meeting, please read the attached Proxy Statement and then promptly complete, date, sign and return the enclosed proxy card in order to ensure your representation and the presence of a quorum at the Meeting. You may cast your vote by visiting www.proxyvote.com. You may also have access to the materials for the Meeting by visiting the website http://materials.proxyvote.com/09060J.
The Board Recommends that you vote “For” Proposals 1, 2, 3 and 4.

BY ORDER OF THE BOARD OF DIRECTORS,

James Vollins
General Counsel, Chief Compliance Officer and Corporate Secretary
Raleigh, North Carolina
June , 2020

Objectives of Our Compensation Program	14
Elements of Our Compensation Program and Why We Chose Each	14
Main Compensation Components	14
Salary	15
Performance Cash Bonus Plan	15
Equity Incentive Compensation	15
Performance Long Term Incentive Plan	16
Post-Termination Payments	16
Other Benefits	16
Determination of Compensation Amounts	16
Industry Survey Data	16
Determination of Base Salaries	16
Performance Cash Bonus Plan	17
Determination of Equity Incentive Compensation	17
Equity Grant Practices	17
Compensation Setting Process	17
Compensation Decisions for Performance in 2019	18
General Assessment of Management Performance in 2019	18
2019 Cash Bonus Calculations	18

Equity Awards in January 2020	18
Individual Compensation of Herm Cukier, our former Chief Executive Officer	19
Individual Compensation of the Terry Coelho, our Chief Financial Officer	19
Individual Compensation of Scott Plesha, our President and Chief Commercial Officer	19
Individual Compensation of Dr. Thomas Smith, our Chief Medical Officer	19
Individual Compensation of James Vollins, our General Counsel, Chief Compliance Officer and Corporate Secretary	19
Accounting and Tax Considerations	19
Clawback Policy	20
Executive Compensation	20
Summary Compensation Table	20
Grants of Plan-Based Awards in 2019	21
Narrative Disclosure to Summary Compensation Table	21
Employment Agreements	21
Amended and Restated 2001 Incentive Plan	24
2011 Equity Incentive Plan	24
2019 Equity Incentive Plan	24
Outstanding Equity Awards	25
Option Exercises and Stock Vested	26
Pension Benefits	26
Nonqualified Deferred Compensation	26
Potential Payments Under Severance/Change in Control Arrangements	26
CEO Pay Ratio – 23:1	28

DIRECTOR COMPENSATION	28
2019 Director Compensation Table	28
Narrative to Director Compensation	29
Compensation Committee Interlocks and Insider Participation	29
PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020	33
PROPOSAL 4 RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020	34
OTHER INFORMATION	36
Proxy Solicitation	36
Proxies	36
Securities Outstanding; Votes Required	36
Other Business	37
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	37
Certain Relationships and Related Transactions	39
Affiliates	39
Legal Proceedings	39
Deadline for Submission of Stockholder Proposals for 2021 Annual Meeting of Stockholders	39
Stockholder Communications	40
Householding of Proxy Materials	40
Additional Information	40

BIODELIVERY SCIENCES INTERNATIONAL, INC.
4131 ParkLake Ave., Suite #225
Raleigh, North Carolina 27612
919-582-9050

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
to be held online on Thursday, July 23, 2020, 11:00 a.m. at www.virtualshareholdermeeting.com/BDSI2020
The accompanying proxy card, mailed together with this proxy statement (this “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of BioDelivery Sciences International, Inc., a Delaware corporation (which we refer to in this Proxy Statement as the “Company”), for use at the 2020 annual meeting of the stockholders of the Company (the “Meeting”) and at any adjournment or postponement thereof. References in this Proxy Statement to “we,” “us,” “our” or like terms also refer to the Company, and references in this Proxy Statement to “you” refer to the stockholders of the Company. The principal executive offices of the Company are located at 4131 ParkLake Ave., Suite #225, Raleigh, North Carolina 27612. The Company’s telephone number at such address is (919) 582-9050. This Proxy Statement, the accompanying proxy card, Notice of Annual Meeting and our 2019 Annual Report were first mailed to our stockholders on or about , 2020.
ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF Proposals 1, 2, 3 AND 4.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS
Why am I receiving this Proxy Statement?
This Proxy Statement describes the proposals on which our Board of Directors (the “Board”) would like you, as a stockholder, to vote at our 2020 Annual Meeting, which will take place online on Thursday, July 23, 2020 at 11:00 a.m. local time at www.virtualshareholdermeeting.com/BDSI2020. This Proxy Statement also gives you information on these proposals so that you can make an informed decision.
In addition, as Proposal 1 involves the ratification of the declassification of our Board and the implementation of a majority voting standard for the election of directors pursuant to amendments to the Company’s Certificate of Incorporation, which amendments were originally submitted to stockholders for their adoption at the Company’s 2018 annual meeting, we are also sending this Proxy Statement to holders of our Common Stock as of June 25, 2018 (the record date for determining stockholders entitled to vote at the Company’s 2018 annual meeting), other than those holders whose identities or addresses cannot be determined from our records. For further information, see Proposal 1.
Who can vote at the annual meeting of stockholders?
If our records show that you were a holder of shares of our common stock, par value $0.001 per share (“Common Stock”), at the close of business on June 12, 2020 (the “Record Date”), you are entitled to receive notice of the Meeting and to vote the shares of Common Stock that you held on the Record Date.
How many shares can vote?
As of the close of business on the Record Date, shares of Common Stock were outstanding and entitled to vote. There is no other class of voting securities outstanding and entitled to vote on the Proposals. You are entitled to one vote for each share of Common Stock you held as of the close of business on the Record Date. The proxy card shows the number of shares of our Common Stock you are entitled to vote. Information about the stockholdings of our directors and executive officers is contained in the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” of this Proxy Statement.

What constitutes a quorum?
A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of all of the votes entitled to be cast must be present or represented by proxy to constitute a quorum for the transaction of business at the meeting. If a share is represented for any purpose at the special meeting it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and broker non-votes, if any, will be counted for purposes of determining the existence of a quorum.
What is the proxy card?
The proxy card enables you to appoint Jeffrey Bailey, our Interim Chief Executive Officer, and/or Terry Coelho, our Chief Financial Officer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you participate in the Meeting. Even if you plan to participate in the Meeting, we think that it is a good idea to complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.
What am I voting on?
You are being asked to vote on:
1. A proposal to adopt the ratification of declassification of the Board of Directors and the implementation of a majority voting standard for the election of directors pursuant to amendments to the Company’s Certificate of Incorporation that were originally filed with the Delaware Secretary of State on August 6, 2018 (“Proposal 1”);
2. The election of nominees to the Board of Directors (the “Board”) as follows: (A) if Proposal 1 is approved (which will result in the declassification of the Board have been effective retroactive to August 6, 2018), the election of Peter S. Greenleaf, Todd C. Davis, Mark A. Sirgo, Kevin Kotler, W. Mark Watson, Vanila Singh, and Jeffrey Bailey as directors to the Board of Directors (the “Board”), each to hold office until the 2021 annual meeting of the Company and until his successor shall have been duly elected and qualified or until his earlier resignation or removal; or (B) if Proposal 3 is not approved (in which case the amendments to the Company’s Certificate of Incorporation will not have been validly adopted and the Board will remain divided into classes), the election of Peter S. Greenleaf and Todd C. Davis as Class I directors, each to hold office until the 2021 annual meeting of the Company and until his successor shall have been duly elected and qualified or until his earlier resignation or removal, Mark Sirgo, and Kevin Kotler as Class II directors, each to hold office until the 2022 annual meeting of the Company and until his successor shall have been duly elected and qualified or until his earlier resignation or removal, and William Mark Watson, Vanila Singh and Jeffrey Bailey as Class III directors, each to hold office until the 2023 annual meeting of the Company and until his or her successor shall have been duly elected and qualified or until his earlier resignation or removal (“Proposal 2”);
3. To ratify the appointment by the Audit Committee of the Board of Ernst & Young LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2020 (“Proposal 3”); and
4. An amendment to the Charter to increase the number of shares from 175,000,000 shares to 235,000,000 shares (“Proposal 4”).
We will also transact any other business that properly comes before the Meeting.
How does the Board recommend that I vote?
Our Board unanimously recommends that the stockholders vote “FOR” Proposals 1, 2, 3 and 4.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card or voting during the Meeting. Whether or not you plan to participate in the Meeting, please vote online as described herein, or complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner
If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to participate in the Meeting. However, since you are not the stockholder of record, you may not vote these shares during the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this Proxy Statement; however, you will not be able to vote during the Meeting.

How do I vote?
(1) You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:
• as you instruct, and
• according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.
If you return a signed card, but do not provide voting instructions, your shares will be voted “FOR” Proposals 1, 2, 3 and 4, and according to the best judgment of either Mr. Bailey or Ms. Coelho for any proposal that comes up for a vote at the Meeting that is not on the proxy card.

(2) You may vote online. You may also have access to the materials for the Meeting by visiting the website
http://materials.proxyvote.com/09060J. You may also cast your vote by visiting www.proxyvote.com. Votes cast via internet may be submitted at any time prior to 11:59 p.m. Eastern Time on July 22, 2020.
(3) You may vote during the Meeting: If you are a stockholder as of the record date, you may vote during the Meeting by going to www.proxyvote.com. You will need the 16-digit control number included on your proxy card. Submitting a proxy prior to the Meeting will not prevent stockholders from participating in the Meeting, revoking their earlier-submitted proxy, and voting at the Meeting.
For those stockholders with internet access, we encourage you to authorize a proxy to vote your shares via the internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the internet or by telephone prior to the Meeting date, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. If you participate in the Meeting, you may vote during the meeting, and any proxies that you authorized by mail or by internet will be superseded by the vote that you cast during the Meeting. For further instructions on authorizing a proxy to vote your shares, see your proxy card.
What does it mean if I receive more than one proxy card?
You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:
• sending a written notice to the Secretary of the Company stating that you would like to revoke your proxy of a particular date;
• signing another proxy card with a later date and returning it before the polls close at the Meeting; or
• voting during the Meeting.
Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to participate in and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.
Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote during the Meeting.
How are votes counted?
You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present at the Meeting.

What vote of stockholders is required to approve the proposals?
Proposal 1: Because Proposal 1 involves the ratification of acts under Section 204 of the DGCL, those acts must be approved by the vote of stockholders required to authorize such acts under the Company’s Certificate of Incorporation and Bylaws and the DGCL at the time the ratification is submitted to stockholders and at the time the acts were originally taken. In this case, because the acts being ratified involved amendments to the Company’s Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon is required to approve Proposal 1. Abstentions and broker non-votes will have the effect of votes against Proposal 1.
Proposal 2: If Proposal 1 is approved, it will have the effect of validating the 2018 amendments to the Company’s Certificate of Incorporation providing for majority voting in the election of directors. Accordingly, if Proposal 1 is approved, a majority of the votes cast at the Meeting will be required to elect each of Peter S. Greenleaf, Todd C. Davis, Mark A. Sirgo, Kevin Kotler, W. Mark Watson, Vanila Singh and Jeffrey Bailey as directors. In that case, each director who receives more votes cast “for” than “against” his election will be elected, and abstentions and broker non-votes will have no effect on the outcome of the election of any director pursuant to Proposal 2. If proposal 1 is not approved, the 2018 amendments to the Company’s Certificate of Incorporation will not be validated, and the plurality voting standard applicable to the election of directors, which was the standard that applied before the Certificate of Amendment setting for the 2018 amendments was filed with the Delaware Secretary of State, will remain in effect. In that case, the election of directors pursuant to Proposal 2 will require a plurality of the votes cast, and each director receiving the greatest number of votes for his election, up to the number of nominees to be elected at the Meeting, will be elected.
Proposal 3: The affirmative vote of the holders of a majority of the votes cast at the Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2020. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.
Proposal 4: The affirmative vote of the holders of a majority of the votes entitled to vote at the Meeting is required to approve an amendment to the Charter to increase the number of authorized shares of common stock from 175,000,000 shares to 235,000,000 shares. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
How many votes are required to approve other matters that may come before the stockholders at the Meeting?
An affirmative vote of a majority of the votes cast at the Meeting is required for approval of all other items being submitted to the stockholders for their consideration.
What happens if I don’t indicate how to vote my proxy?
If you just submit your proxy but do not provide further instructions with respect to how your shares are to be voted with respect to any of Proposals 1, 2, 3 or 4, your shares will be vote “FOR” each such proposal, and, with respect to any other proposal, in the discretion of the proxy holder.
Is my vote kept confidential?
Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.
Where do I find the voting results of the Meeting?
We will announce voting results at the Meeting and file a Current Report on Form 8-K announcing the voting results of the Meeting.
Who can help answer my questions?

You can contact our General Counsel, Chief Compliance Officer and Corporate Secretary, Mr. James Vollins, at (919) 582-9050 or by sending a letter to Mr. Vollins at offices of the Company at 4131 ParkLake Avenue, Suite 225, Raleigh, North Carolina 27612, with any questions about proposals described in this Proxy Statement or how to execute your vote.

PROPOSAL 1

RATIFICATION OF DECLASSIFICATION AND MAJORITY VOTING CHANGE

Our Board has determined that it is in the best interests of the Company and our stockholders to ratify, pursuant to Section 204 of the General Corporation Law of the State of Delaware (the “DGCL”), the filing and effectiveness of amendments to our Certificate of Incorporation declassifying our Board and providing for majority voting in the election of directors. Those amendments were filed with the Delaware Secretary of State on August 6, 2018. Subsequently, a purported stockholder of the Company raised a question as to the validity of those amendments due to the manner in which the vote of stockholders on the proposal to adopt those amendments was tabulated (see “Legal Proceedings” below). Nevertheless, for the reasons set forth in the Proxy Statement for our 2018 Annual Meeting, and for the reasons set forth herein, our Board has determined that it is advisable and in the best interests of the stockholders to ratify those amendments such that the declassification of the Board and the implementation of the majority-voting standard for the election of directors will be effective retroactive to August 6, 2018.

Background

At the 2008 annual meeting of the Company’s stockholders, stockholders approved a proposal to adopt an amendment to the Company’s Certificate of Incorporation to create a classified board of directors comprised of three classes with staggered terms. Following stockholder approval, the Company amended the Certificate of Incorporation, filing an Amendment to the Company’s Certificate of Incorporation on July 25, 2008 with the Secretary of State of Delaware, which added a new Article “TWELFTH”, which read as follows:

“TWELFTH: The Board of Directors shall be divided into three classes, each such class as nearly equal in number as the then-authorized number of Directors constituting the Board of Directors permits, with the term of office of one class expiring each year. At the annual meeting of stockholders following approval of amendment to the Certificate of Incorporation, the stockholders shall elect the one class of Directors for a term expiring at the annual meeting of stockholders to be held in 2009, another class of Directors for a term expiring at the annual meeting of stockholders to be held in 2010, and another class of Directors for a term expiring at the annual meeting of stockholders to be held in 2011. Thereafter, each Director shall serve for a term ending at the third annual meeting of stockholders of the Corporation following the annual meeting at which such Director was elected. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.” (the “2008 Article Twelfth”).

In 2018, the Board adopted resolutions approving an amendment to the Company’s Certificate of Incorporation, subject to stockholder approval, that (1) deleted Article TWELFTH of the Certificate of Incorporation in its entirety and replaced it with a new Article TWELFTH that, among other things, (i) provided for the declassification of the Board of the Company in phases, with the full declassification to be achieved in 2020 (the “Declassification Amendment”) and (ii) changed the voting standard for the election of directors to the Board from a plurality standard to the standard as set forth in the bylaws of the Company, which currently provides for a majority of the votes cast standard (the “Election Amendment” together with the Declassification Amendment, the “Amendments”).
In approving the Declassification Amendment, the Board considered the advantages and disadvantages of a classified board structure. A classified board structure allows a majority of the board to remain in place from year to year, which promotes continuity, stability, and encourages the board to plan for long-term goals. Further, at any one time, approximately two-thirds of the elected board has experience with the business and operations of the company it manages. Unless a corporation’s certificate of incorporation provides otherwise, directors on a classified board can only be removed with cause. The “for cause” removal requirement traditionally associated with classified boards can provide effective protection against unwanted acquisition offers or attempts to gain control. Despite some potential advantages, a classified board structure can be viewed as diminishing a board’s accountability to stockholders, because the structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Annual voting allows stockholders to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure, which provides stockholders a more active role in shaping and implementing corporate governance policies. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. Public companies with classified boards also face increased scrutiny from proxy advisory firms. After weighing the factors above, among other things, the Board of Directors determined that retaining a classified board structure is not in the best interests of the Company and its stockholders. For this reason, the Board of Directors approved the Declassification Amendment in 2018 and recently approved the ratification of the Declassification Amendment.

The Board also considered the advantages and disadvantages of the implementation of the Election Amendment. Under a plurality voting regime (which applied before the Election Amendment), no matter how stockholder votes are cast, directors will be elected. Even if a director receives a small portion of the votes cast, he or she will be elected if there is no opposing candidate. In cases where there are no opposing candidates, which is always the case outside of the context of a contested election, the candidates receiving the most votes are elected, without regard to whether those votes constitute a majority of the votes cast at the meeting. In an uncontested election where the number of nominees is equal to the available board seats, where plurality voting applies, every nominee that receives at least one affirmative vote in favor of his or her election will be elected. By requiring that directors receive a majority of the votes cast for their election in an uncontested election, a majority voting standard provides greater accountability to the Board in cases where the nominees are running unopposed. As a means of providing greater accountability through the annual election process, the Board approved the Election Amendment in 2018 and recently ratified the Election Amendment.
On August 2, 2018, at the 2018 Annual Meeting of Stockholders, the Board sought stockholder approval of the Amendments. On August 6, 2018, the Company, after determining that it had received the requisite vote of stockholders for the adoption of the Amendments based on the tabulation of the vote received at the time, filed a Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect the Amendments. Upon the effectiveness of the filing of the Certificate of Amendment, the Company proceeded on the basis that the Declassification pursuant to the Declassification Amendment (the “Declassification”) as well as implementation of the majority voting standard for the election of directors pursuant to the Election Amendment (the “Majority Voting Change”) had become effective.
After consultation with counsel, the Board has determined that the Declassification Amendment and the Election Amendment was not adopted by the requisite vote of stockholders at the 2018 Annual Meeting in accordance with Section 242 of the DGCL. As a result, each of the Declassification, the Majority Voting Change, and the filing and effectiveness of the Certificate of Amendment, constituted a “defective corporate act” (as defined in Section 204(h) of the DGCL) due to such potential “failure of authorization” (as defined in Section 204(h) of the DGCL) arising out of the adoption of Amendments by stockholders.

The Board has determined that it is advisable and in the best interests of the Company and its stockholders to ratify the Declassification, the Majority Voting Change, and the filing and effectiveness of the Certificate of Amendment and, in connection therewith, to approve the filing of a certificate of validation in the form prescribed by Section 204 of the DGCL. Thus, on November 5, 2019, the Board approved resolutions ratifying such acts and the filing and effectiveness of the Amendments under Section 204 of the DGCL. A copy of the resolutions of the Board ratifying the Declassification, the Majority Voting Change and the filing and effectiveness of the Certificate of Amendment and authorizing related matters is attached to this Proxy Statement as Annex A.

Pursuant to DGCL Section 204, pursuant to, and in accordance with, Section 204 of the DGCL, the Board’s ratification of each of the Declassification, the Majority Voting Change and the filing and effectiveness of the Certificate of Amendment is subject to the approval of the stockholders of the Company. The approval of Proposal 1 requires the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon. Abstentions and broker non-votes will count as votes against Proposal 1.
Filing of a Certificate of Validation
If Proposal 1 is approved by our stockholders, we will file a certificate of validation with respect to the Amendments with the Delaware Secretary of State (the “Certificate of Validation”). The filing date of the Certificate of Validation with the Secretary of State of the State will be the “validation effective time” (as defined in Section 204(h) of the DGCL) with respect to the ratification of the Declassification, the Majority Voting Change and the filing and effectiveness of the Certificate of Amendment.
Retroactive Ratification of the Amendments
Subject to the 120-day period for bringing claims discussed below, when the Certificate of Validation becomes effective in accordance with the DGCL, it should eliminate any possible uncertainty as to whether the Declassification, the Majority Voting Change and the filing and effectiveness of the Certificate of Incorporation are void or voidable as a result of the potential failure of authorization described above, and the effect of the ratification will be retroactive to the filing of the Certificate of Amendment with the Secretary of State on August 6, 2018.
Time Limitations on Legal Challenges to the Ratification of the Amendments
If the ratification of the Declassification, the Majority Voting Change and the filing and effectiveness of the Certificate of Incorporation becomes effective, under the DGCL, any claim that (i) the Declassification, the Majority Voting Change and the filing and effectiveness of the Certificate of Incorporation are void or voidable due to a failure of authorization, or (ii) the Delaware Court of Chancery should declare in its discretion that the Declassification, the Majority Voting Change and the filing and effectiveness of the Certificate of Incorporation not be effective or be effective only on certain conditions, must be brought within 120 days from the filing date of the certificate of validation in respect of the Amendments with the Delaware Secretary of State. If Proposal 1 is approved, we intend to file the certificate of validation in respect of the Amendments promptly after the final adjournment of the Meeting.
The Consequences if Proposal 1 to Ratify the Amendments is Not Approved by Our Stockholders

If Proposal 1 is not approved by the requisite vote of our stockholders, the Amendments will not have been validly authorized. In that case, we intend to file a certificate of correction with the Delaware Secretary of State to reflect that the Certificate of Amendment had been erroneously filed and that the Amendments are not in full force and effect. In that case, our Board of Directors will be classified and the vote required to elect directors will be a plurality of the votes cast. In addition, our Board will take action to revoke other actions that were previously taken in connection with the Declassification and the implementation of the Majority Voting Change but are inconsistent with a classified board structure or plurality voting standard.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 1: RATIFICATION OF THE DECLASSIFICATION AND MAJORITY VOTING CHANGE.

PROPOSAL 2
ELECTION OF DIRECTORS
Introduction

The Board currently consists of the following directors: Peter S. Greenleaf, Todd C. Davis, Mark A. Sirgo, Pharm.D., Kevin Kotler, W. Mark Watson, Vanila Singh, and Jeffrey Bailey. Each of Peter S. Greenleaf, Todd C. Davis, Mark A. Sirgo, Pharm.D., Kevin Kotler, W. Mark Watson, Vanila Singh, and Jeffrey Bailey has been nominated for election to the Board at the Meeting. If Proposal 1 is approved, the declassification of our Board will be validated, and each nominee elected at the 2020 Annual Meeting will serve for a one-year term expiring at the Company’s 2021 Annual Meeting and until his or her successor is duly elected and qualified or his earlier death, resignation or removal.

If Proposal 1 is not approved, however, the amendments to our Certificate of Incorporation providing for the Declassification will not be effective, and our Board will be divided into three classes, with directors in each class serving staggered three-year terms. Thus, if Proposal 1 is not approved, and all of the nominees are elected at the Meeting, each director will be elected to the class of directors set forth opposite his name below, each to serve for the term expiring at the Company’s Annual Meeting set forth opposite his name below and until his or her successor is duly elected and qualified, or until his earlier death, resignation or removal.

Director	Class	Term Expires
Peter S. Greenleaf	Class I	2021
Todd C. Davis	Class I	2021
Mark A. Sirgo, Pharm.D.	Class II	2022
Kevin Kotler	Class II	2022
W. Mark Watson	Class III	2023
Vanila Singh	Class III	2023
Jeffrey Bailey	Class III	2023
The Board has nominated Peter S. Greenleaf (our current Chairman of the Board and a director), Todd C. Davis (a current director), Jeffrey Bailey (our current Interim Chief Executive Officer and a director), Mark A. Sirgo (a current director), Kevin Kotler (a current director), W. Mark Watson (a current director) and Vanila Singh (a current director) to stand for election at the Meeting. At the Meeting, stockholders will be asked to elect each of Peter S. Greenleaf (our current Chairman of the Board and a director), Todd C. Davis (a current director), Jeffrey Bailey (our current Interim Chief Executive Officer and a director), Mark A. Sirgo (a current director), Kevin Kotler (a current director), W. Mark Watson (a current director) and Vanila Singh (a current director) to serve as directors on the Board.
The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of the directors nominated for election as provided in Proposal 2. Proxies cannot be voted for a greater number of persons than the number of nominees named.
We have been advised by each of Messrs. Greenleaf, Davis, Sirgo, Kotler, Watson and Bailey and Dr. Singh that they are willing to be named as nominees and each is willing to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board.
Directors
Listed below are the names of the directors of the Company, their ages as of the Record Date, their positions held and the year they commenced service with the Company:

Name	Age	Position(s) Held	Year of Service Commencement
Jeffrey Bailey	58	Interim Chief Executive Officer and Director	2020
Peter S. Greenleaf	50	Chairman of the Board	2018
Mark A. Sirgo, Pharm.D.	66	Director	2004
W. Mark Watson	69	Director	2017
Todd C. Davis	59	Director	2018
Kevin Kotler	49	Director	2018
Vanila Singh	49	Director	2019

Jeffrey Bailey, has been our Interim Chief Executive Officer since May 2020 and has served as a member of our Board of Directors since March 2020. Mr. Bailey has served as chair and as a member of the board of directors of Aileron Therapeutics Inc., a clinical stage life sciences company, since March 2018. From January 2018 to April 2020, Mr. Bailey served as chief executive officer and director of IlluminOss Medical, Inc., a medical device company. From December 2015 until March 2017, Mr. Bailey served as chairman and chief executive officer of Neurovance, Inc., a biotechnology firm acquired by Otsuka Pharmaceutical in 2017. Previously, from January 2013 through June 2015, Mr. Bailey served as president and chief executive officer and as a director of Lantheus Medical Imaging, Inc., a public medical diagnostic company. Prior to 2013, Mr. Bailey held various leadership positions with several public and private pharmaceutical and medical device companies, including operating unit president at Novartis Pharmaceuticals, a multinational pharmaceutical company, and a 22-year career with Johnson & Johnson, a multinational medical devices, pharmaceutical and consumer packaged goods manufacturing company (including Janssen Pharmaceutical NV). Mr. Bailey has also served as a director of Madison Vaccines, Inc., a biopharmaceutical company, since October 2017, and served on the board of directors of Landauer from April 2015 to October 2017. Mr. Bailey received a B.S. from Rutgers University. We believe Mr. Bailey is qualified to serve on our board of directors due to his extensive management experience in the life sciences industry and his experience on corporate boards of companies in the life sciences industry.

Peter S. Greenleaf, age 50, has been our Chairman of the Board and Director since May 2018. He has served as the Chief Executive Officer and a Director of Aurinia Pharmaceuticals, Inc. since April 2019. Previously, he served as the Chief Executive Officer of Cerecor, Inc. since March 2018, and as Chief Executive Officer and Chairman of Sucampo Pharmaceuticals, Inc. from March 2014 to February 2018, when Sucampo was sold to Mallinckrodt PLC. Prior to that, Mr. Greenleaf served as Chief Executive Officer of Histogenics Corporation from June 2013 to March 2014, President of MedImmune, Inc. and MedImmune Ventures from 2010 to June 2013, and Senior Vice President, Commercial Operations of MedImmune from 2006 to 2010. Mr. Greenleaf also held senior commercial positions at Centocor Biotech, Inc. (now Janssen Biotechnology, Johnson & Johnson) from 1998 to 2006, and at Boehringer Mannheim G.m.b.H. (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf has been a member of the Board of Directors of Antares Pharma since December 2018. Mr. Greenleaf chairs the Maryland Venture Fund Authority and served as a member of the Board of Directors of the Biotechnology Industry Organization. He previously served on the boards of PhARMA, the Tech Council of Maryland, and the University of Maryland Baltimore Foundation, Inc. Mr. Greenleaf earned an MBA degree from St. Joseph’s University and a BS degree from Western Connecticut State University.We believe that Mr. Greenleaf’s extensive management and financial experience makes him well qualified to serve as a director.

Mark A. Sirgo, Pharm.D., age 66, has served as a member of our Board of Directors since October 2016. He has served as Chief Executive Officer of ArunA Bio, a biologics company, since January 2019. Formerly, he served as our President from January 2005 to January 2018 and Chief Executive Officer since August 2005. He joined our company in August 2004 as Senior Vice President of Commercialization and Corporate Development upon our acquisition of Arius Pharmaceuticals, of which he was a co-founder and Chief Executive Officer. He has also served as our Executive Vice President, Corporate and Commercial Development and our Chief Operating Officer. Dr. Sirgo has over 35 years of experience in the pharmaceutical industry, which includes clinical drug development, marketing, sales, and business development, and executive management positions. Prior to Arius Pharmaceuticals, from 2003 to 2004, he spent 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GlaxoSmithKline, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo was responsible for managing the development and FDA approval of Zantac 75 while at Glaxo Wellcome, among other accomplishments. From 1996 to 1999, Dr. Sirgo was Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc. Dr. Sirgo served on the Board of Directors of Salix Pharmaceuticals, Inc., a specialty pharmaceutical company, from 2008 until its sale in 2015. Dr. Sirgo was added to the Board of Directors of Biomerica, Inc., a diagnostics and therapeutic company, in July 2016 and as Chairman of the Board of RDD Pharma, Ltd., a biopharmaceutical company focused on orphan therapies, in April 2018. Dr. Sirgo received his BS in Pharmacy from The Ohio State University and his Doctorate from Philadelphia College of Pharmacy and Science. We believe Dr. Sirgo’s experience in the pharmaceutical industry and his experience leading the Company make him well qualified to serve as a director.

W. Mark Watson, CPA, age 69, has served as a member of our Board of Directors since December 2017 and is Chairman of the Audit Committee. Mr. Watson is a Certified Public Accountant with over 40 years of experience in public accounting and auditing, having spent his entire career from January 1973 to June 2013 at Deloitte Touche Tohmatsu, a multinational professional services network, and its predecessor, most recently as Central Florida Marketplace Leader. Among other industries, he has a particular expertise in the health and life sciences sector. He has served as lead audit partner and advisory partner on the accounts of many public companies ranging from middle market firms to Fortune 500 enterprises. Mr. Watson is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Watson is a member of the Board of Directors and the Audit Committee of Sykes Enterprises, Inc., a multinational business process outsourcing provider. He is also Chairman of the Board of Directors and Chairman of the Audit Committee of Inhibitor Therapeutics, Inc. He received his undergraduate degree in Accounting from Marquette University. We believe Mr. Watson’s extensive experience as a Certified Public Accountant focused on health and life sciences companies makes him well qualified to serve as a director.
Todd C. Davis, age 59, has served as a member of our Board of Directors since May 2018. Mr. Davis is the Founder and Managing Partner of RoyaltyRx Capital, a special opportunities investment firm. From 2006 until 2018, Mr. Davis was a Founder and Managing Partner of Cowen/HealthCare Royalty Partners, a global healthcare investment firm. He has almost thirty years of experience in both operations and investing in the biopharmaceutical and life science industries. Mr. Davis has been involved in over $3 billion in healthcare financings including growth equity, public equity turnarounds, structured debt and royalty acquisitions. He has also led, structured and closed over 40 additional intellectual property licenses, as well as hybrid royalty-debt deals. Previously, Mr. Davis was a partner at Paul Capital Partners, where he co-managed that firm’s royalty investments as a member of the Royalty Management Committee. He also served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories where he held several commercial roles of increasing responsibility. He subsequently held general management, business development, and licensing roles at Elan Pharmaceuticals. Mr. Davis is a Navy veteran and holds a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard University. He currently serves on the board of Palvella Therapeutics Inc., Vaxart Inc., and Ligand Pharmaceuticals. He is also a board member of the Harvard Business School Healthcare Alumni Association. We believe that Mr. Davis’s deep experience with pharmaceutical and healthcare transactions makes him well qualified to serve as a director.
Kevin Kotler, age 48, has served as a member of our Board of Directors since May 2018. Mr. Kotler has over 25 years of experience as an investor and analyst following the healthcare industry. He is the Founder and Managing Member of Broadfin Capital, which is the investment advisor for Broadfin Healthcare Master Fund, Ltd., a healthcare-focused investment fund that he launched in 2005. Mr. Kotler served as a Director of Avadel Pharmaceuticals, a global pharmaceutical company, from December 2018 to October 2019 and has served as a director of InnerSpace Neuro Solutions, Inc., a privately-held medical device company, since 2014. He served as Director of Novelion Therapeutics Inc., a biopharmaceutical company focusing on rare diseases, from December 2016 to September 2018. Mr. Kotler earned a BS in Economics from the Wharton School at the University of Pennsylvania in 1993. We believe that Mr. Kotler’s substantial experience as an investor and analyst following the healthcare industry makes him well qualified to serve as a director.
Vanila M. Singh, M.D., MAMC, age 49, has served as a member of our Board of Directors since November 2019. Dr Singh currently holds leadership positions in several medical organizations. Dr. Singh is currently a Clinical Associate Professor of Anesthesiology, Pain and Peri-operative Medicine at Stanford University School of Medicine and is a teaching mentor at Walter Reed National Military Medical Center, a position she has held since January 2004. From June 2017 to July 2019, Dr. Singh was the Chief Medical Officer of the United States Department of Health and Human Services (HHS) and served as Chairperson of the Inter-Agency Pain Management Best Practices Task Force from March 2018 to July 2019. Dr. Singh was also Acting Regional Health Administrator Western Region 9 August 2018 to May 2019. She graduated from the University of California at Berkeley with a B.S. in both molecular and cell biology and economics. She received her M.D. from the George Washington University School of Medicine & Health Sciences. Dr. Singh completed her internal medicine internship at Yale University School of Medicine and her anesthesiology residency and pain medicine fellowship at Weill-Cornell New York Presbyterian Hospital, which included training at Memorial Sloan Kettering and the Hospital for Special Surgery. We believe Dr. Singh is qualified to serve on our board of directors due to her extensive training and experience in the life sciences field.

Certain Legal Proceedings
None of the Company’s directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws.

Director Independence
Our Board is composed of a majority of independent directors as required by NASDAQ Stock Market rules. We believe that our current Board members W. Mark Watson, Peter S. Greenleaf, Todd C. Davis, Kevin Kotler and Vanila Singh qualify as independent directors for NASDAQ Stock Market purposes.
THE BOARD of Directors RECOMMENDS A VOTE “FOR” the election of Peter S. Greenleaf, Todd C. Davis, Mark A. Sirgo, Kevin Kotler, W. Mark Watson, Vanila Singh and Jeffrey Bailey to the Board of Directors.

CORPORATE GOVERNANCE
Meetings of the Board and Stockholders
Our board of directors met in person and telephonically five times during 2019 and also acted by unanimous written consent. During 2019, each of our directors attended all of the board meetings and meetings of the committees on which he or she then served, except for Vanila Singh, who joined the Board in November 2019, and Jeffrey Bailey, who joined the Board in March 2020. It is our policy that all directors must attend all stockholder meetings, barring extenuating circumstances. All directors who were members of the board at the time were present at the 2019 Annual Meeting of Stockholders.
Board Committees
Our Board has established three standing committees: Audit, Compensation and Nominating and Corporate Governance. All standing committees operate under a charter that has been approved by the Board.
Audit Committee
Our Board has an Audit Committee currently composed of W. Mark Watson, Peter S. Greenleaf and Todd C. Davis, all of whom were independent directors as defined in accordance with section 3(a)(58)(A) of the Exchange Act and the rules of NASDAQ and all of whom became members of the Audit Committee in May 2018. Mr. Watson currently serves as chairman of the committee. The Board has determined that Mr. Watson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.
The Audit Committee met seven times during 2019. Each member of the Audit Committee was present at 100% of the Audit Committee meetings held during such director’s tenure as a member of the Audit Committee.
Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits and reviews of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually). The charter is available on our website at: https://bdsi.com/corporate-governance/. As summarized below, the Audit Committee:
• evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;
• approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service and related fee to be provided by the independent auditor;
• monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;
• reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditor the results of the annual audit and reviews of our quarterly financial statements;
• oversees all aspects of our systems of internal accounting and financial reporting control and corporate governance functions on behalf of the Board; and
• provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the Board regarding corporate governance issues and policy decisions.
Nominating and Corporate Governance Committee
Our Board has a Nominating and Corporate Governance Committee currently composed of Kevin Kotler, W. Mark Watson and Todd C. Davis, all of whom became members of the Nominating and Corporate Governance Committee in May 2018. Mr. Kotler currently serves as the chairman of the committee. The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board for consideration. The Nominating and Corporate Governance Committee met five times in 2019 and has a charter which is reviewed annually. The charter is available on our website at: https://bdsi.com/corporate-governance/. Each member of the Nominating and Corporate Governance Committee was present at 100% of the Nominating and Corporate Governance Committee meetings held during such director’s tenure as a member of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent directors as defined by the rules of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by security holders. To recommend a nominee please write to the Nominating and Corporate Governance Committee c/o James Vollins, BioDelivery Sciences International, Inc., 4131 ParkLake Avenue. Suite #225, Raleigh, NC. 27612. The Nominating and Corporate Governance Committee has established nomination criteria by which Board candidates are to be evaluated. The Nominating and Corporate Governance Committee will assess all director nominees using the same criteria.
In 2010, the Nominating and Corporate Governance Committee adopted a set of criteria by which it seeks to evaluate candidates to serve on our Board. The evaluation methodology includes a scored system based on criteria including items such as experience in the biotechnology sector, experience with public companies, executive managerial experience, operations and commercial experience, fundraising experience and contacts in the investment banking industry, personal and skill set compatibility with current Board members, industry reputation, knowledge of our company generally, independence and ethnic and gender diversity. While diversity is considered as a Board qualification criteria, it would not be weighted any more or less in an evaluation process than any other criteria. The established criteria do not distinguish Board candidates based on whether the candidate is recommended by a stockholder of our company.
Compensation Committee
Our Board also has a Compensation Committee, which reviews or recommends the compensation arrangements for our management and employees and also assists the Board in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually). The Compensation Committee is currently composed of Todd C. Davis, Peter S. Greenleaf, Kevin Kotler and Vanila Singh. Mr. Davis serves as chairman of this committee. The charter is available on our website at: https://bdsi.com/corporate-governance/. The Compensation Committee met five times during 2019. Each member of the Compensation Committee was present at 100% of the Compensation Committee meetings held during such director’s tenure as a member of the Compensation Committee.
The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation. In 2019, the Compensation Committee engaged Willis Towers Watson (“WTW”), to obtain market data against which it has measured the competitiveness of our compensation programs. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. We paid consultant fees to WTW of $0.009 million in 2019.
Board Leadership Structure and Role in Risk Oversight
The current Chairman of the Board is Peter S. Greenleaf. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management of the Company. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company as well as, in conjunction with the Board, setting the strategic direction of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, presides over meetings of the full Board and is generally responsible for the efficient operation of the Board. We believe that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2019, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons, with the exception of Vanila Singh, who filed a Form 4, which was due November 26, 2019 on December 9, 2019.
Code of Ethics
We have adopted a code of ethics that applies to all employees, as well as each member of our Board. Our code of ethics is posted on our website, and we intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, www.bdsi.com. A copy of our code of ethics is also available in print, without charge, upon written request to 4131 ParkLake Ave., Suite #225 Raleigh, NC, 27612 Attn: James Vollins.

Audit Committee Report
The Audit Committee of the Board of Directors has furnished the following report on its activities during the year ended December 31, 2019. The report is not deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.
The Audit Committee of the Board (the “Audit Committee”) during 2019 was composed of the following three directors: W. Mark Watson, Peter S. Greenleaf and Todd C. Davis, all of whom were independent directors as defined in accordance with section 3(a)(58)(A) of the Exchange Act and the rules of NASDAQ and all of whom became members of the Audit Committee in May 2019.
The Board has adopted a written Audit Committee Charter, which was filed as Appendix A to the Company’s 2003 Proxy Statement and was updated most recently in January 2019.
Management is responsible for the Company’s financial statements, financial reporting process and systems of internal accounting and financial reporting control. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to oversee all aspects of the financial reporting process on behalf of the Board. The responsibilities of the Audit Committee also include engaging and evaluating the performance of the accounting firm that serves as the Company’s independent auditor.
The Audit Committee discussed with the Company’s independent auditor, with and without management present, such auditor’s judgments as to the quality, not just acceptability, of the Company’s accounting principles, along with such additional matters required to be discussed under the Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee has discussed with the independent auditor, the auditor’s independence from the Company and its management, including the written disclosures and the letter submitted to the Audit Committee by the independent auditor as required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”
In reliance on such discussions with management and the independent auditor, review of the representations of management and review of the report of the independent auditor to the Audit Committee, the Audit Committee recommended (and the Board approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee and the Board have also, respectively, recommended and approved the selection of the Company’s current independent auditor, which approval is subject to ratification by the Company’s stockholders.
Submitted by:
Audit Committee of the Board
W. Mark Watson (Chair)
Peter S. Greenleaf
Todd C. Davis

Compensation Committee Report
Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.
Submitted by:
Compensation Committee of the Board
Todd C. Davis (Chair)
Kevin Kotler
Peter S. Greenleaf
Vanila Singh

Compensation Discussion and Analysis
The Compensation Committee of our board of directors has the responsibility to review, determine and approve the compensation for our executive officers. Further, the Compensation Committee oversees our overall compensation strategy, including compensation policies, plans and programs that cover all employees.
We employed five executive officers, each of whom served as a “Named Executive Officer” (or NEO) for purposes of SEC reporting during 2019: (1) Herm Cukier, our former Chief Executive Officer; (2) Terry Coelho, our Chief Financial Officer; (3) Scott Plesha, our President and Chief Commercial Officer; (4) Dr. Thomas Smith, our Chief Medical Officer; and (5) James Vollins, our General Counsel, Chief Compliance Officer and Corporate Secretary. Our former Chief Financial Officer, Ernest De Paolantonio, served as Principal Financial Officer in 2019 during the transition until our new Chief Financial Officer, Terry Coelho started January 15, 2019. Mr. Cukier was terminated as Chief Executive Officer on May 9, 2020.
This Compensation Discussion and Analysis sets forth a discussion of the compensation for our NEOs as of December 31, 2019 as well as a discussion of our philosophies underlying the compensation for our NEOs and our employees generally.
Objectives of Our Compensation Program
The Compensation Committee’s philosophy seeks to align the interests of our stockholders, officers and employees by tying compensation to individual performance and the Company’s performance, both short-term in the form of salary and annual cash bonus payments, and long-term in the form of incentive equity awards. The objectives of our compensation program enhance our ability to:
•attract and retain qualified and talented individuals;
•share the risks and rewards of our business with our NEOs and employees; and
•provide reasonable and appropriate incentives to our team for building long-term value within our company, in each case in a manner comparable to companies similar to ours.
In addition, we strive to be competitive with other similarly-situated companies in our industry. The process of developing and commercializing pharmaceutical products is a long-term proposition and outcomes may not be measurable for several years. Therefore, to build long-term value for our stockholders, and to achieve our business objectives, we believe that we must compensate our officers and employees in a competitive and fair manner that reflects our current activities but also reflects contributions to building long-term value.
We utilize the services of the Willis Towers Watson (which we refer to herein as WTW) to review compensation programs of peer companies to assist the Compensation Committee in determining the compensation levels for our NEOs, as well as for other employees of ours. WTW is a recognized independent consulting company and services clients throughout the U.S.
The companies that comprise our peer group are selected and reviewed no less frequently than biennially. The current peer group used to evaluate compensation for the fiscal year ended December 31, 2019 was approved by the Compensation Committee in September 2017 and includes the following companies:

Company
AcelRx Pharmaceuticals, Inc.	Cumberland Pharmaceuticals, Inc.
Adamis Pharmaceuticals	DURECT Corporation
Alimera Sciences, Inc.	KemPharm
Antares Pharma, Inc.	Neos Therapeutics, Inc.
BioCryst Pharmaceuticals, Inc.	Recro Pharma
Collegium Pharmaceutical	Sorrento Therapeutics
Corium	Strongbridge BioPharma plc
CTI BioPharma Corp.	Vivus, Inc.
With respect to our employees and non-senior management, we will also take into consideration regional market data in determining appropriate compensation packages, and we have relied on WTW to provide us with such data.
Elements of Our Compensation Program and Why We Chose Each
Main Compensation Components
Our company-wide compensation program, including for our NEOs, is broken down into four main components: base salary, performance cash bonuses, long-term compensation in the form of stock options or restricted stock units (or RSUs) and benefit programs. We believe these components constitute the minimum essential elements of a competitive compensation package in our industry. We also have a Performance Long Term Incentive Plan (which we refer to herein as the LTIP) for our NEOs and selected senior officers, which compensates such employees with RSUs based on our achievement of certain pre-determined revenue performance goals. The LTIP concluded with the 2019 performance period. We also provide certain of our executive officers with severance and change in control arrangements because we believe that, in a competitive market for talent, severance arrangements are necessary to attract and retain high quality executives. In addition, the change in control benefit allows and incentivizes executives to maintain their focus on our business during a period when they otherwise might be distracted.
Salary
Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our NEOs as well as recognizing the competitive nature of the biopharmaceutical industry. This is determined partially by evaluating our peer companies as well as the degree of responsibility and experience levels of our NEOs and their overall contributions to our company. Base salary is determined in advance whereas the other components of compensation are awarded in varying degrees following an assessment of the performance of a NEO. This approach to compensation reflects the philosophy of our board of directors and its Compensation Committee to emphasize and reward, on an annual basis, performance levels achieved by our NEOs, and to provide appropriate retention incentives based on future performance.
Performance Cash Bonus Plan
We have a performance cash bonus plan under which bonuses are paid to our NEOs based on achievement of our performance goals and objectives established by the Compensation Committee and/or our board of directors as well as on individual performance. The bonus program is intended to: (i) strengthen the connection between individual compensation and our achievements; (ii) encourage teamwork among all disciplines within our company; (iii) reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and (iv) help ensure that our cash compensation is competitive.
Based on their employment agreements, each NEO is assigned a target payout under the performance cash bonus plan, expressed as a percentage of base salary for the year. Actual payouts under the performance cash bonus plan are based on the achievement of corporate performance goals and an assessment of individual performance. For the NEOs, the corporate goals receive the highest weighting to ensure that the bonus system for our management team is closely tied to our corporate performance. Each employee also has specific individual goals and objectives as well that are tied to the overall corporate goals. For employees, mid-year and end-of-year progress is reviewed with the employees’ managers.
Depending on our company’s cash position, the Compensation Committee and our board of directors have the discretion after consulting with our NEOs to not pay (or pay more limited) cash bonuses in order that we may conserve cash and support commercialization efforts. Regardless of our cash position, we consistently grant annual merit-based stock options (and, more recently in the case of senior executives, RSUs) to continue incentivizing both our senior management and our employees.
Equity Incentive Compensation
We view long-term compensation as a tool to align the interests of our NEOs and employees generally with the creation of stockholder value, to motivate our employees to achieve and exceed corporate and individual objectives and to encourage them to remain employed by us. Our current equity program consists of stock options and RSUs, which generally vest in annual increments over three years (other than awards under our LTIP, which vest immediately if awarded, and performance-based awards as described below). While cash compensation is a significant component of employees’ overall compensation, the Compensation Committee and our board of directors (as well as our NEOs) believe that the driving force of any employee working in a growing pharmaceutical company should be strong equity participation. We believe that this not only creates the potential for substantial longer term corporate value but also serves to motivate employees and retain their loyalty and commitment with appropriate personal compensation over a longer period of time. In July 2019 at the Annual Meeting of Stockholders, stockholders approved the 2019 Stock Option and Incentive Plan, which we refer to herein as the Plan. Equity awards in 2019 were granted under our 2011 Equity Incentive Plan and under our Plan.
Time-based vesting. The Compensation Committee believes that because time-vested stock options and RSUs have a three-year vesting schedule that begins one year after the date of the award, the equity grants constitute a significant retention incentive and a tool to foster continuity of management, an important factor for a company with a relatively low number of employees.
Performance-based vesting. Based on the Compensation Committee’s review in 2017 of market practices, pronouncements by corporate governance advisory services and discussions with our institutional investors, beginning with the annual equity awards granted to senior executives (including our NEOs) in February 2017 and February 2018, one-half of the RSUs granted were performance-based and vest over a three-year period based on the level of achievement of specified predetermined net revenue and operating income targets, with the remaining one-half being time-vested as described above.
On January 29, 2020, the Compensation Committee determined that 1/3rd of each of the 2017 and 2018 performance-based RSUs would vest at a rate of 100% according to the achievement of the aforementioned targets. Such RSUs will vest on the first open window after the filing of our Annual Report on Form 10-K.

During 2019, we granted solely time-based equity incentive awards.
Performance Long Term Incentive Plan
The LTIP consists of RSUs (which we refer to herein as Performance RSUs), which are rights to acquire shares of our common stock upon satisfaction of performance-based goals. The participants in the LTIP are either NEOs or senior officers of ours.
The term of the LTIP began with our fiscal year ended December 31, 2012 and lasted through our fiscal year ended December 31, 2019. The total number of Performance RSUs covered by the LTIP was 1,078,000, of which an aggregate of 978,000 were awarded in 2012 (and an aggregate of 35,000 in 2015). The Performance RSUs under the LTIP were subject to potential vesting each year over the eight-year term of the LTIP depending on the achievement of revenue by us, as reported in our Annual Report on Form 10-K. During years 2013 through 2019, a cumulative total of 194,637 Performance RSUs vested. Performance RSUs will be valued on the day of issuance and will vest annually on the last day preceding the first open trading window after filing our Annual Report on Form 10-K based on the revenue achieved during the prior fiscal year as a proportion of the total cumulative revenue target for the entire term of the LTIP (which we call the Predefined Cumulative Revenue). A cumulative total of 818,363 unvested LTIP shares were returned back to the 2019 Plan pool.

Post-Termination Payments
In addition to the main components of compensation outlined above, we also provide contractual severance and/or change in control benefits to the NEOs. The change in control benefits for all applicable persons has a “double trigger.” A double-trigger means that the executive officers will receive the change in control benefits described in the agreements only if there is both (1) a Change in Control of our company (as defined in the agreements) and (2) a termination by us of the applicable person’s employment “without cause” or a resignation by the applicable persons for “good reason” (as defined in the agreements) within a specified time period prior to or following the Change in Control. We believe this double trigger requirement creates the potential to maximize stockholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a Change in Control while providing appropriate incentives to act in furtherance of a change in control that may be in the best interests of the stockholders. We believe these severance or change in control benefits are important elements of our compensation program that assist us in retaining talented individuals at the executive and senior management levels and that these arrangements help to promote stability and continuity of our executives and senior management team. We also believe that the interests of our stockholders will be best served if the interests of these members of our management are aligned with theirs. Furthermore, we believe that providing change in control benefits lessens or eliminates any potential reluctance of members of our management to pursue potential change in control transactions that may be in the best interests of the stockholders. Finally, we believe that it is important to provide severance benefits to members of our management to promote stability and to focus on the job at hand.
Other Benefits
We also provide benefits to the executive officers that are generally available to all regular full-time employees of ours, including our medical and dental insurance, life insurance and a 401(k) match for all individuals who participate in the 401(k) plan. Currently, we do not provide any perquisites to any of our NEOs. Further, we do not have pension arrangements or post-retirement health coverage for our executive officers or employees. We also do not have deferred compensation plans other than allowing senior executive recipients of RSUs to defer payment of RSUs that may vest in future years, subject to compliance with Section 409A of the Internal Revenue Code (or the Code) and related rules.
Determination of Compensation Amounts
Many factors impact the determination of compensation amounts for our NEOs, including the individual’s role in our company and individual performance, length of service with us, competition for talent, individual compensation package, assessments of internal pay equity and external industry data. Stock price performance has generally not been a significant factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control.
Industry Survey Data
In collaboration with our compensation consultant, our Compensation Committee establishes a list of peer companies to best ensure that we are compensating our executives on a fair and reasonable basis, as set forth above under the heading “Objectives of our Compensation Program.” We also utilize industry survey data for below-executive level personnel, which data focuses on similarly-sized life science companies in the Southeastern region of the U.S. The availability of peer data is used by the Compensation Committee strictly as a guide in determining compensation levels regarding salaries, cash bonuses and annual equity grants to all employees. However, the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies in compensation matters.
Determination of Base Salaries

As a guideline for NEO base salary, we perform formal benchmarking against respective comparable positions in our established peer group. Our guideline is to set targeted NEO salary ranges between the 25th and 50th percentile for comparable positions within our peer group. We then adjust salaries based on our assessment of our NEOs’ levels of responsibility, experience, overall compensation structure and individual performance. The Compensation Committee has the discretion if it believes circumstances warrant, to go above the 50th percentile of the peer group. The Compensation Committee is not obliged to raise salaries purely on the availability of data. Merit-based increases to salaries of executive officers are based on our assessment of individual performance and the relationship to applicable salary ranges. Cost of living adjustments may also be a part of that assessment. The Compensation Committee, in recent years, has tended to maintain cash compensation levels at or near the 50th percentile but not to exceed that level in determining equity compensation. The emphasis on equity compensation reflects the Committee’s objective, given that we have only recently engaged in revenue generating operations, to incentivize personnel and to preserve cash in a prudent manner and yet reward personnel for outstanding performance.
Performance Cash Bonus Plan
Concurrently with the beginning of each calendar year, preliminary corporate goals that reflect our business priorities for the coming year are prepared by our NEOs with input from other officers. The draft goals are presented to the Compensation Committee and our full board at the beginning of each year and discussed, revised as necessary, and then approved by our board of directors. The Compensation Committee then reviews the final goals to determine and confirm their appropriateness for use as performance measurements for purposes of the bonus program. The goals may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. Following the agreement of our board of directors on the corporate objectives, the goals are then shared with all employees in a formal meeting(s) and are reviewed periodically throughout the year at monthly staff meetings and quarterly board of director meetings.
The performance cash bonus plan for our executive officers and employees in 2019 was adopted by the Compensation Committee in February 2018. The plan sets forth target bonus opportunities, as a percentage of salary, based on the level of responsibility of the position, ranging up to 55% of salary for Herm Cukier, our former CEO, up to 45% of salary for our NEOs and up to 30% of salary for certain other officers. In setting these percentages, the Compensation Committee determined that the above percentages were reasonable and in line with our peer group. Each employee has the opportunity to achieve a targeted amount, depending on how corporate goals and objectives are achieved, with variances on an “employee by employee” basis to be determined by our Compensation Committee in consultation with senior executives and employees’ direct reports.
Determination of Equity Incentive Compensation
To assist us in assessing the reasonableness of our equity grant amounts, historically we have reviewed information supplied by our compensation consultant. Such information included equity data from a cross-section of the companies in the above-mentioned surveys. Initially, on-hire stock option grant amounts have generally been targeted at the 25th to 50th percentile for that position or similar industry position, adjusted for internal equity, experience level of the individual and the individual’s total mix of compensation and benefits provided in his or her offer package. Initial on-hire grants typically vest over three years.
In early 2019, the Compensation Committee further expanded upon its prior equity grant philosophy and decided to make award decisions that were more in line with current industry standards.
For a discussion of equity awards made in early 2020, see “Equity Awards in January 2020” under “Compensation Decisions For Performance in 2019” below.
Equity Grant Practices
All stock options and/or RSUs granted to the NEOs and other executives are approved by the Compensation Committee. Exercise prices for options are set using a 30-day volume weighted average price method, which we define as the closing price of our common stock on the Nasdaq Capital Market on the trading day of the date of grant and the 30 trading days preceding that date. RSU grants are vested, if earned, on the first open trading window after filing our Annual Report on Form 10-K, and valued using the closing stock price the day proceeding the vest date. Grants are generally made: (i) on the employee’s start date and (ii) at board of director meetings held each January or February and following annual performance reviews. However, grants have been made at other times during the year. The size of year-end grants for each NEO is assessed against our internal equity guidelines. Current market conditions for grants for comparable positions and internal equity may also be assessed. Also, grants may be made relating to promotions or job-related changes in responsibilities. In addition, on occasion, the Compensation Committee may make special awards for extraordinary individual or our company performance.
Compensation Setting Process
At the first board meeting of the year, our board of directors and the Compensation Committee, review overall corporate performance and relative achievement of the corporate goals for the prior year are assessed. The relative achievement of each goal is assessed, and the summation of the individual components results in an overall corporate goal rating, expressed as a percentage.

Also, near the end of the year, the CEO evaluates the individual performance of each NEO (other than himself) and provides the Compensation Committee with an assessment of the performance of such NEO. In determining the individual performance ratings of the NEOs, we assess performance against many factors, including each NEO’s relative contributions to our corporate goals, demonstrated career growth, level of performance in the face of available resources and other challenges, and the respective officer’s department’s overall performance. This assessment is conducted in a holistic fashion, in contrast to the summation of individual components as is done to arrive at the corporate goal rating.
Following a qualitative assessment of each individual NEO’s performance, our policies provide guidelines for translating this performance assessment into a numerical rating. Both the initial qualitative assessment and the translation into a numerical rating are made by the Compensation Committee on a discretionary basis. We believe that conducting a discretionary assessment for the individual component of the NEOs’ performance provides for flexibility in the evaluation of our NEOs and their adaptability to addressing potential changes in our priorities throughout the year.
The Compensation Committee looks to the CEO’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the other members of our board of directors. These recommendations may be adjusted by the Compensation Committee prior to finalization. For the CEO, the Compensation Committee evaluates his performance, taking into consideration input from the other members of our board of directors, and considers the achievement of overall corporate objectives by both the CEO specifically and our company generally. The CEO is not present during the Compensation Committee’s deliberations regarding his compensation.
The CEO may also present any recommended changes to base salary and recommendations for annual equity grant amounts for NEOs and other senior executives.
The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisors that it deems necessary to determine the amount and form of employee, executive and director compensation. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. However, the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies’ compensation practices.
We paid consultant fees to WTW of $0.009 million in 2019. NEOs may have indirect input in the compensation results for other executive officers by virtue of their participation in the performance review and feedback process for the other executive officers.
Compensation Decisions for Performance in 2019
General Assessment of Management Performance in 2019
The Compensation Committee and our board of directors conducted the performance and compensation review for 2019 in January 2020. The Compensation Committee compared performance as elaborated below.
These non-weighted key corporate objectives for 2019 included the following:
(1) Key financial objectives including targeted revenue of $101 million, (2) commercial objectives including BELBUCA sales of $93 million, (3) organizational objectives including the addition of new commercial product to portfolio, (4) favorable refinance of debt position. and (5) the development of a long-term enterprise strategy.
The Compensation Committee determined that the Company had achieved 100% of all 2019 key objectives as established and exceeded expectations of targeted performance measures.
2019 Cash Bonus Calculations
After reviewing the achievement of the corporate goals and objectives for 2019 as noted above, and after taking into account the individual performance ratings of each NEO, the Compensation Committee determined that all NEOs should be awarded a cash bonus between 110%-120% of their target. A cash bonus pool, equal to 110% of the aggregate of individual bonus opportunities of all other employees, was established with our executives having the authority to award individual bonuses from that pool with respect to these employees who reported to them. The cost of all such cash bonuses for 2019 performance (but paid in March 2020) was approximately $1.1 million for NEOs and approximately $1.1 million for employees.
Equity Awards in January 2020
On January 29, 2020, the total amount of stock options awarded to our NEOs and senior executives was 1,039,555, which options vest annually in one-third equal increments beginning one year after the date of grant and had an approximate Black Scholes value of $3.5 million.
The total amount of the RSUs awarded to our NEOs and senior executives was 213,769, having an approximate value on the date preceding the grant of $1.2 million based on a share price of $5.52.

All RSUs and stock options awarded in January 2020 were granted pursuant to the Plan.
Individual Compensation of Herm Cukier, our former Chief Executive Officer
Mr. Cukier received a base salary of $587,100 in 2019.
Mr. Cukier was awarded a cash bonus for 2019 in the amount of $355,135, which is 110% of his target bonus of 55% of his base salary in 2019, a calculation consistent with our cash bonus policy. Mr. Cukier was also granted in January 2020, 440,490 stock options and 90,580 RSUs, which are subject to time-based vesting.
Individual Compensation of Terry Coelho, our Chief Financial Officer
Ms. Coelho received a base salary of $385,000 in 2019.
Ms. Coelho was awarded a cash bonus for 2019 in the amount of $190,575, which is 110% of her target bonus of 45% of her base salary in 2019, a calculation consistent with our cash bonus policy. Ms. Coelho was also granted in January 2020, 148,665 stock options and 30,571 RSUs, which are subject to time-based vesting.
Individual Compensation of Scott Plesha, our President and Chief Commercial Officer
Mr. Plesha received a base salary of $379,600 in 2019.
Mr. Plesha was awarded a cash bonus for 2019 in the amount of $205,200, which is 120% of his target bonus of 45% of his base salary in 2019, a calculation consistent with our cash bonus policy. Mr. Plesha was also granted in January 2020, 158,576 stock options and 32,609 RSUs, which are subject to time-based vesting.
Individual Compensation of Dr. Thomas Smith, our Chief Medical Officer
Dr. Smith received a base salary of $355,300 in 2019.
Dr. Smith was awarded a cash bonus for 2019 in the amount of $156,200, which is 110% of his target bonus of 40% of his base salary in 2019, a calculation consistent with our cash bonus policy. Dr. Smith was also granted in January 2020, 110,122 stock options and 22,645 RSUs, which are subject to time-based vesting.
Individual Compensation of James Vollins, our General Counsel, Chief Compliance Officer and Corporate Secretary
Mr. Vollins received a base salary of $310,000 in 2019.
Mr. Vollins was awarded a cash bonus for 2019 in the amount of $148,800, which is 120% of his target bonus of 40% of his base salary in 2019, a calculation consistent with our cash bonus policy. Mr. Vollins was also granted in January 2020, 121,135 stock options and 24,909 RSUs, which are subject to time-based vesting.
Accounting and Tax Considerations
ASC 718. On January 1, 2006, we began accounting for share-based payments in accordance with the requirements of Accounting Standards Codification 718 (ASC 718), Share-Based Payments. To date, the adoption of ASC 718 has not impacted our stock option granting practices.
Internal Revenue Code Section 162(m). Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.
Pursuant to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible. These changes will cause more of our compensation to be non-deductible under Section 162(m) in the future and will eliminate the Company’s ability to structure performance-based awards to be exempt from Section 162(m).
In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond our compensation committee’s control also affect the deductibility of compensation. Our compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals and will continue to monitor developments under Section 162(m).
To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our compensation committee has not adopted a policy that all compensation must be deductible. Our compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.
Section 409A. Section 409A of the Code generally changed the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Under Section 409A, deferred compensation is defined broadly and may potentially cover compensation arrangements such as severance or change in control pay outs and the extension of the post-termination exercise periods of stock options. We take Code Section 409A into account, where applicable, in determining the timing of compensation paid to our executive officers in order to comply with, or be exempt from, its requirements.
Clawback Policy
If we are required to prepare an accounting restatement due to the material non-compliance of ours with any financial reporting requirement and/or intentional misconduct by a covered officer, then the Independent Director Committee may require any covered officer to repay to us any excess compensation.
The Independent Director Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid excess compensation and how much excess compensation to recoup from individual covered officers (which need not be the same amount or proportion for every covered officer), including any conclusion by the Committee that a covered officer engaged in wrongdoing or committed grossly negligent acts or omissions. The amount and form of the compensation to be recouped shall be determined by the Independent Director Committee in its discretion, and recoupment of compensation paid as annual cash bonuses or long term incentives may be made, in the Committee’s discretion, through cancellation of vested or unvested stock options, cancellation of unvested restricted stock, cancellation of unvested restricted stock units and/or cash payment.
Executive Compensation
The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2019, 2018 and 2017. Individuals we refer to as our “named executive officers” include our former Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer who served as Principle Accounting Officer, and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2019.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(10)	Option Awards ($)(10)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Herm Cukier, former Chief Executive Officer and Director	2019	582,496	-		433,125	1,549,800	-	355,135	(1)	16,966	(2)	2,937,522
	2018	359,539	50,000	(3)	526,000	1,288,000	-	231,050		14,459		2,469,048
Terry Coelho, Chief Financial officer and Treasurer	2019	362,022	-		235,400	282,768	-	190,575	(1)	34,198	(4)	1,104,963
Scott M. Plesha, President and Chief Commercial Officer	2019	375,669	-		184,800	703,150	-	205,200	(1)	35,040	(5)	1,503,859
	2018	371,080	-		332,813	-	-	180,675		34,423		918,991
	2017	296,920	-		92,500	-	-	83,138		32,466		505,024
Thomas Smith, M.D., Chief Medical Officer	2019	352,564	-		106,260	373,100	-	156,200	(1)	25,326	(6)	1,013,450
	2018	139,327	25,000	(3)	-	165,944	-	50,094		3,441		383,806
James Vollins, General Counsel, Chief Compliance Officer and Corporate Secretary	2019	310,714	-		53,130	186,550	-	148,800	(1)	29,563	(7)	728,757
	2018	41,731	35,000	(3)	-	210,269	-	-		351		287,351
Ernest DePaolantonio, Former Principle Accounting Officer (8)	2019	127,385	-		120,500	-	-	-		410,250	(9)	658,135
	2018	370,000	162,800		294,000	-	-	-		32,790		859,590
	2017	350,000	98,000		351,500	-	-	-		32,632		832,132
____________
(1) The bonus represents 2019 earned amounts but paid in 2020.
(2) Includes: $2,615 of health insurance premiums paid, $351 telephone reimbursement and 401(k) matching of $14,000 paid in 2019.
(3) The bonus represents paid sign-on amounts.
(4) Includes: $18,037 of health insurance premiums paid, $2,161 telephone reimbursement and 401(k) matching of $14,000 paid in 2019.
(5) Includes: $18,760 of health insurance premiums paid, $2,280 telephone reimbursement and 401(k) matching of $14,000 paid in 2019.
(6) Includes: $9,045 of health insurance premiums paid, $2,280 telephone reimbursement and 401(k) matching of $14,000 paid in 2019.
(7) Includes: $23,706 of health insurance premiums paid, $2,280 telephone reimbursement and 401(k) matching of $14,000 paid in 2019.
(8) Mr. DePaolantonio served as Principle Accounting Officer until January 2019. He served as a consultant during the transition to our new CFO, and he officially retired on April 30, 2019.
(9) Includes $360,000 severance paid, $23,426 vacation paid, $12,009 of health insurance premiums paid. $814 telephone reimbursement and 401(k) matching of $14,000 paid in 2019.
(10) The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718.

Grants of Plan-Based Awards in 2019

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Award			Estimated Future Payouts Under Equity Incentive Plan Award			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing stock price on Award date ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
			Threshold ($)	Target ($) (4)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Herm Cukier	1/31/2019	(1)								540,000	$3.90	$4.62	$1,549,800
	1/31/2019	(2)							93,750				$433,125
				322,905
Terry Coelho	1/17/2019	(1)								107,109	$3.73	$4.28	$282,768
	1/17/2019	(2)							55,000				$235,400
				173,250
Scott Plesha	1/31/2019	(1)								245,000	$3.90	$4.62	$703,150
	1/31/2019	(2)							40,000				$184,800
				170,820
Thomas Smith, M.D.	1/31/2019	(1)								130,000	$3.90	$4.62	$373,100
	1/31/2019	(2)							23,000				$106,260
				142,140
James Vollins	1/31/2019	(1)								65,000	$3.90	$4.62	$186,550
	1/31/2019	(2)							11,500				$53,130
				124,000
Ernest DePaolantonio	2/28/2019	(3)							25,000				$120,500
___________
(1) The stock awards disclosed in this item consist of options, as issued under our 2011 Equity Incentive Plan, which vest ratably in thirds beginning January 2020.
(2) The stock awards disclosed in this item consist of time-based restricted stock units, as issued under our 2011 Equity Incentive Plan, which vest ratably in thirds beginning January 2020.
(3) The stock awards disclosed in this item consist of time-based restricted stock units, as issued under our 2011 Equity Incentive Plan, which immediately vested upon Mr. DePaolantonio’s retirement April 30, 2019.
(4) This column sets forth the target bonus amount for each NEO for the year ended December 31, 2019 under the performance bonus plan. There are no thresholds or maximum bonus amounts for each individual officer established under the performance bonus plan. Target bonuses were set as a percentage of each NEO’s base salary earned for the fiscal year ended December 31, 2019. The dollar value of the actual bonus award earned for the year ended December 31, 2019 for each NEO is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the NEOs for the year ended December 31, 2019.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
 Employment Agreements
Except as set forth below, we currently have no written employment agreements with any of our officers named who were NEOs in 2019, directors, or key employees. All directors and officers have executed confidentiality and noncompetition agreements with us.
The following is a description of our current executive employment agreements:

Herm Cukier, former Chief Executive Officer - Mr. Cukier’s employment agreement, dated May 2, 2018, included a base salary of $570,000, target bonus of up to 55% of his base salary (which is subject to modification by our Compensation Committee), and other employee benefits. During 2020, the Compensation Committee approved to adjust Mr. Cukier’s base salary to $608,719, which was a 3.7% increase from 2019 and an amount consistent with our compensation philosophy.

We or Mr. Cukier may terminate his agreement for any reason or no reason upon sixty (60) days prior written notice to the other. Solely in the case of an event of Cause (as defined in the agreement), we cannot terminate Mr. Cukier for cause unless we have provided written notice to Mr. Cukier of the existence of the circumstances providing grounds for termination for a cause capable of cure, and Mr. Cukier has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances to the reasonable satisfaction of us.

Mr. Cukier cannot terminate his employment for Good Reason (as defined in the agreement) unless he has provided written notice to us of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the date Mr. Cukier learns of such grounds and we have had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Mr. Cukier does not terminate his employment for Good Reason within ninety (90) days after the date Mr. Cukier learns of the first occurrence of the applicable grounds, then Mr. Cukier will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

In the event of a termination by us for Cause or Mr. Cukier’s resignation without Good Reason, we will pay Mr. Cukier (i) the base salary earned and expenses reimbursable incurred through the date of Mr. Cukier’s termination, (ii) the prior year bonus (if applicable), and (iii) all amounts otherwise required to be paid or provided by law and shall thereafter have no further responsibility for termination or other payments to Mr. Cukier.

In the event of a termination by us without Cause, resignation by Mr. Cukier for Good Reason, or a non-renewal by us: we shall pay Mr. Cukier (i) a one-time cash severance payment equal to two (2) times the amount of his then current annual base salary (or, in the event of a resignation by Mr. Cukier for Good Reason as a result of a reduction in Mr. Cukier’s base salary, two (2) times the amount of his annual base salary prior to the reduction that gave rise to grounds for Good Reason), (ii) his pro-rated bonus through the date of termination and (iii) his prior year bonus (if applicable). In addition, all unvested option awards shall immediately become fully vested and exercisable and shall be exercisable over a period of three (3) years, and any performance-based equity awards shall continue to vest and settled upon achievement of the applicable annual financing or performance objectives. Mr. Cukier’s employment agreement will terminate prior to its scheduled expiration date in the event of Mr. Cukier’s death or disability; provided that, in that event, Mr. Cukier (or his estate, as applicable) shall be entitled to receive a prorated bonus at target for the year in which such termination occurs and any earned but unpaid bonus for the fiscal year prior to the fiscal year in which such termination occurred.

In the event that Mr. Cukier’s employment with the Company is terminated by the Company or its successor without Cause, or by Mr. Cukier for Good Reason, in any case in anticipation of, upon, or within twelve (12) months following the occurrence of a “Change of Control” (as defined in the employment agreement), Mr. Cukier will be entitled to receive a one-time severance payment equal to two (2) times the sum of (i) his base salary plus (ii) his bonus for the applicable year (calculated at 100% of target). We shall also pay Mr. Cukier his pro-rated bonus through the date of termination and his prior year bonus (if applicable). In addition, all unvested option awards shall immediately become fully vested and exercisable and shall be exercisable over a period of three (3) years, and any RSUs and other performance-based equity awards shall accelerate and vest in full.

Mr. Cukier’s employment agreement also includes 5-year non-competition and non-solicitation and confidentiality covenants. Under the terms of this agreement, he was also entitled to the following benefits: medical, dental, life, disability and 401(k).

Jeffrey Bailey, Interim Chief Executive Officer - Pursuant to an offer letter entered into between the Company and Mr. Bailey, dated as of May 10, 2020, Mr. Bailey will serve as Interim Chief Executive Officer for a period of up to six months. As Interim Chief Executive Officer, Mr. Bailey will be paid an annual base salary of $600,000 and will be eligible for a one-time bonus of $180,000 payable when a new chief executive officer commences employment with the Company. In connection with his appointment, Mr. Bailey was granted stock options to purchase 160,000 shares of the Company’s common stock, which will vest upon the achievement of certain performance milestones, and 40,000 restricted stock units, which will vest in equal installments over a two year period beginning on May 11, 2021. Mr. Bailey will remain a member of the Board while serving as Interim Chief Executive Officer and will not receive any compensation for his service as a member of the Board during this time.

Terry Coelho, Chief Financial Officer - Ms. Coelho’s employment agreement, dated January 10, 2019 includes a base salary of $385,000, target bonus of up to 45% of her base salary (which is subject to modification by our Compensation Committee), and other employee benefits. During 2020, the Compensation Committee approved to adjust Ms. Coelho’s base salary to $399,245, which was a 3.7% increase from 2019 and an amount consistent with our compensation philosophy.
Except in the event of a termination by us for Cause (as defined in the agreement), we or Ms. Coelho may terminate her agreement for any reason or no reason upon thirty (30) days prior written notice to the other. Ms. Coelho cannot terminate her employment for Good Reason (as defined in the agreement) unless she has provided written notice to us of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the date Ms. Coelho learns of such grounds and we have had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Ms. Coelho does not terminate her employment for Good Reason within ninety (90) days after the date Ms. Coelho learns of the first occurrence of the applicable grounds, then Ms. Coelho will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.
In the event of a termination by us for Cause or Ms. Coelho’s resignation without Good Reason, we will pay Ms. Coelho (i) the base salary earned and expenses reimbursable incurred through the date of Ms. Coelho’s termination, (ii) the prior year bonus (if applicable), and (iii) all amounts otherwise required to be paid or provided by law and shall thereafter have no further responsibility for termination or other payments to Ms. Coelho.

In the event of a termination by us without Cause, as a result of her death or disability or resignation by Ms. Coelho for Good Reason: We shall pay Ms. Coelho a one-time cash severance payment equal to one (1) times the amount of her then current annual base salary (or, in the event of a resignation by Ms. Coelho for Good Reason as a result of a reduction in Ms. Coelho’s base salary, one (1) times the amount of her annual base salary prior to the reduction that gave rise to grounds for Good Reason). We shall pay Ms. Coelho on the payment date her pro-rated bonus through the date of termination and her prior year bonus (if applicable).
In the event that Ms. Coelho’s employment with the Company is terminated by the Company or its successor without Cause, or by Ms. Coelho for Good Reason, in any case in anticipation of, upon, or within twelve (12) months following the occurrence of a “Change of Control” (as defined in the employment agreement), Ms. Coelho will be entitled to receive a one-time severance payment equal to (i) one and a half (1.5) times her base salary plus (ii) her bonus for the applicable year (calculated at 100% of target). In addition, all unvested time-based options, RSUs and other equity-based awards shall immediately become fully vested and exercisable and shall be exercisable over a period of three (3) years.
Ms. Coelho’s employment agreement also includes 2-year non-competition and non-solicitation and confidentiality covenants. Under the terms of this agreement, she was also entitled to the following benefits: medical, dental, life, disability and 401(k).
Scott M. Plesha, President - Mr. Plesha was promoted to the role as our President and his current employment agreement, dated December 20, 2017 included a base salary of $365,000, target bonus of up to 45% of his base salary (which is subject to modification by our Compensation Committee), and other employee benefits. During 2020, the Compensation Committee approved to adjust Mr. Plesha’s base salary to $394,060, which was a 3.8% increase from 2019 and an amount consistent with our compensation philosophy.
We may terminate Mr. Plesha’s employment agreement without cause and Mr. Plesha is required to give (thirty) 30 days’ notice of any resignation. We may immediately terminate Mr. Plesha’s employment agreement for Cause (as defined in the agreement). Upon the termination of Mr. Plesha’s employment for any reason, Mr. Plesha will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Plesha is terminated during the term of the employment agreement other than for Cause or due to his death or disability, Mr. Plesha is entitled to a lump sum severance payment equal to 1 times the amount of his annual base salary. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Mr. Plesha will equal to one times the amount of his then current annual base salary. In the event of Mr. Plesha’s death or disability, the amount owed to Mr. Plesha will be a one-time cash severance payment equal to one times his then current base salary plus a prorated target annual bonus.
In the event that Mr. Plesha’s employment with the Company is terminated by the Company or its successor without Cause within six (6) months following the occurrence of a “Change of Control” (as defined in the employment agreement), Mr. Plesha will be entitled to receive a one-time cash severance payment equal to his then current annual base salary plus a prorated target bonus. In addition, all unvested options and other equity securities to acquire shares of Company common stock shall immediately become fully vested and shall be exercisable to the extent provided for in the Plan.
Mr. Plesha’s employment agreement also includes 2-year non-competition and non-solicitation and confidentiality covenants. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental, life, disability and 401(k).
Thomas Smith, M.D., Chief Medical Officer- Dr. Smith’s employment agreement, dated July 23, 2018 included a base salary of $345,000, target bonus of up to 40% of his base salary (which is subject to modification by our Compensation Committee), and other employee benefits. During 2020, the Compensation Committee approved to adjust Dr. Smith’s base salary to $376,300, which was a 5.9% increase from 2019 and an amount consistent with our compensation philosophy.
We may terminate Dr. Smith’s employment agreement without cause and Dr. Smith may resign without notice. We may immediately terminate Dr. Smith’s employment agreement for Cause (as defined in his agreement). Upon the termination of Dr. Smith’s employment for any reason, Dr. Smith will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Smith is terminated during the term of the employment agreement other than for Cause, including due to his death or disability, Dr. Smith is entitled to a lump sum severance payment equal to one times the amount of his annual base salary.
In the event that Dr. Smith’s employment with the Company is terminated by the Company or its successor without Cause within six (6) months following the occurrence of a “Change of Control” (as defined in the employment agreement), Dr. Smith will be entitled to receive a one-time severance payment equal to his then current annual base salary. In addition, all unvested time-based options, RSUs or other equity securities to acquire shares of Company common stock shall immediately become fully vested and shall be exercisable to the extent provided for in the Plan.

Dr. Smith’s employment agreement also includes 2-year non-competition and non-solicitation and confidentiality covenants. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental, life, disability and 401(k).
James Vollins, General Counsel, Chief Compliance Officer and Corporate Secretary- Mr. Vollins’ employment agreement, dated October 25, 2018 includes a base salary of $310,000, target bonus of up to 40% of his base salary (which is subject to modification by our Compensation Committee), and other employee benefits. During 2020, the Compensation Committee approved to adjust Mr. Vollins’ base salary to $337,900, which was a 9.0% increase from 2019 and an amount consistent with our compensation philosophy.
We may terminate Mr. Vollins’ employment agreement without cause and Mr. Vollins may resign without notice. We may immediately terminate Mr. Vollins’ employment agreement for Cause (as defined in his agreement). Upon the termination of Mr. Vollins’ employment for any reason, Mr. Vollins will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Vollins is terminated during the term of the employment agreement other than for Cause, including due to his death or disability, Mr. Vollins is entitled to a lump sum severance payment equal to one times the amount of his annual base salary.
In the event that Mr. Vollins’ employment with the Company is terminated by the Company or its successor without Cause within six (6) months following the occurrence of a “Change of Control” (as defined in the employment agreement), Mr. Vollins will be entitled to receive a one-time cash severance payment equal to his then current annual base salary. In addition, all unvested time-based options, RSUs or other equity securities to acquire shares of Company common stock shall immediately become fully vested and shall be exercisable to the extent provided for in the Plan.
Mr. Vollins’ employment agreement also includes 2-year non-competition and non-solicitation and confidentiality covenants. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental, life, disability and 401(k).
 Amended and Restated 2001 Incentive Plan
Our original Amended and Restated 2001 Incentive Plan (“2001 Plan”) expired in 2011. Options to purchase 108,535 shares of common stock were outstanding and exercisable as of December 31, 2019 under the 2001 Plan. No additional shares may be issued under the 2001 Plan.
 2011 Equity Incentive Plan
In July 2011, our stockholders approved our 2011 Equity Incentive Plan, as amended (“2011 EIP”). Our 2011 EIP was originally comprised of 4,200,000 shares of our common stock. In July 2013, 2014, 2015 and December 2017, our stockholders approved increases to our 2011 EIP in the amounts of 2,600,000, 2,000,000, 2,250,000 and 7,100,000, respectively. In July 2019, our stockholders approved our 2019 Stock Option Incentive Plan (“2019 Plan”) discussed below. As a result, no additional shares may be issued under the 2011 EIP. Options to purchase 4,369,045 shares of common stock were outstanding and exercisable as of December 31, 2019 under the 2011 EIP.
 2019 Equity Incentive Plan
During the 2019 Annual Meeting of Stockholders, shareholders approved the Company’s 2019 Plan, which reserves 14,000,000 shares of stock for issuance under the 2019 Plan.
Options may be awarded during the ten-year term of the plan to our employees, directors, or consultants who are not employees and our other affiliates. Our plan provides for the grant of options that qualify as incentive stock options, or Incentive Stock Options, under Section 422 of the Internal Revenue Code of 1986, as amended, and options which are not Incentive Stock Options, or Non-Statutory Stock Options, as well as restricted stock and other awards. Only our employees may be granted Incentive Stock Options. Our affiliates or consultants or others as may be permitted by our board of directors, may be granted Non-Statutory Stock Options.
Options issued during 2019 to directors and employees under the 2011 EIP totaled 1,379,834 shares, at exercise prices ranging from $3.51 to $4.96. Options issued during 2019 to directors and employees under the 2019 Plan totaled 1,008,918 shares, at exercise prices ranging from $3.96 to $6.23.
Options to purchase 5,496,971 shares of our common stock under the 2001 Plan, 2011 EIP and 2019 Plan, at prices ranging from $1.78 to $16.47, are outstanding at December 31, 2019.
 Outstanding equity awards

The following table summarizes outstanding unexercised options, unvested stock and equity incentive plan awards held by each of our named executive officers, as of December 31, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS (1)					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested ($)
Herm Cukier	228,205	533,334	-	2.18	6/14/2028	-		-	-		-
	-	540,000	-	3.90	1/31/2029	-		-	-		-
	-	-	-	-	-	-		-	133,334	(2)	842,671
	-	-	-	-	-	93,750	(3)	-			592,500
Terry Coelho	-	107,109	-	3.73	1/17/2029	-		-	-		-
	-	-	-	-		55,000	(4)	-	-		347,600
Scott Plesha	-	245,000	-	3.90	1/31/2029	-		-	-		-
	-	-	-	-	-	8,334		-	8,334	(5)	123,336
	-	-	-	-	-	41,667		-	41,667	(6)	462,500
	-	-	-	-	-	40,000		-			252,800
Thomas Smith, M.D.	39,230	78,461	-	2.93	8/1/2028	-		-	-		-
	-	130,000	-	3.90	1/31/2029	-		-	-		-
	-	-	-	-	-	23,000		-	-		145,360
James Vollins	-	59,651	-	3.46	11/5/2028	-		-	-		-
	-	65,000	-	3.90	1/31/2029	11,500		-	-		72,680
Ernest DePaolantonio	55,659	-	-	5.39	10/17/2023	-		-	-		-
	-	-	-	-	-	-		-	54,999	(7)	347,594
______________
(1) All stock options are time-based and vest ratably over three years.
(2) Unvested stock awards consist of Restricted Stock Units (“RSUs”) (as defined under the 2011 EIP) which are rights to acquire shares of our common stock. These performance-based RSUs provide for vesting if specified net revenue and operating income goals are achieved with respect to the annual fiscal years 2020 through 2021.
(3) Unvested stock awards consist of RSUs (as defined under the 2011 EIP) which are rights to acquire shares of our common stock. These unvested RSUs vest in thirds beginning March 2020.
(4) Unvested stock awards consist of RSUs (as defined under the 2011 EIP) which are rights to acquire shares of our common stock. These unvested RSUs vest in thirds beginning January 2020.
(5) Unvested stock awards consist of RSUs (as defined under the 2011 EIP) which are rights to acquire shares of our common stock. One-half of which are time-based and one-half of which are performance-based, all of which vest over a three-year period which began March 2018. The performance-based RSUs provide for vesting if specified net revenue and operating income goals are achieved with respect to the annual fiscal years 2017 through 2019.
(6) Unvested stock awards consist of RSUs (as defined under the 2011 EIP) which are rights to acquire shares of our common stock. One-half of which are time-based and one-half of which are performance-based, all of which vest over a three-year period which began March 2019. The performance-based RSUs provide for vesting if specified net revenue and operating income goals are achieved with respect to the annual fiscal years 2018 through 2020.
(7) Unvested stock awards consist of RSUs (as defined under the 2011 EIP), which are rights to acquire shares of our common stock. These time-based RSUs vest March 2020.

Option Exercises and Stock Vested
The following information sets forth stock options exercised by the executive officers during the year ended December 31, 2019:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Herm Cukier	38,461	178,596	66,666	314,664
Terry Coelho	-	-	-	-
Scott Plesha	-	-	69,998	343,234
Thomas Smith, M.D.	-	-	-	-
James Vollins	29,825	78,441	-	-
Ernest DePaolantonio	-	-	221,816	1,082,317
Pension Benefits
None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interests.
Nonqualified Deferred Compensation
None of our employees participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our company’s best interests.
Potential Payments Under Severance/Change in Control Arrangements
The table below sets forth potential payments payable to our current executive officers in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2019 and (ii) the stock price was $6.32, which was the closing market price of our common stock on December 31, 2019, the last business day of the 2019 fiscal year. For information regarding the amounts Mr. Cukier actually received upon his termination of employment on May 9, 2020, please see the section below entitled “Employment Agreement Termination and Release Agreement of Herm Cukier.”

Name	Termination Without Cause ($)	Resignation With Good Reason ($)	Termination Following a Change in Control ($)	Termination Following Death or Disability ($)
Herm Cukier
Cash severance payment	$1,174,200	$1,174,200	$1,174,200	$—
Bonus (3)	322,905	322,905	322,905	322,905
Accrued and unused vacation time	22,581	22,581	22,581	22,581
Acceleration of options (1)	4,459,571	4,459,571	4,459,571	—
Acceleration of restricted stock units (2)	—	—	676,771	—
Total Cukier cash and benefits	$5,979,257	$5,979,257	$6,656,028	$345,486
Terry Coelho
Cash severance payment	$385,000	$385,000	$577,500	$385,000
Bonus	173,250	173,250	173,250	173,250
Accrued and unused vacation time	14,408	14,408	14,408	14,408
Acceleration of options (1)	—	—	277,412	—
Acceleration of restricted stock units (2)	—	—	347,600	—
Total Coelho cash and benefits	$572,658	$572,658	$1,390,170	$572,658
Scott Plesha
Cash severance payment	$379,600	$—	$379,600	$379,600
Bonus	170,820	—	170,820	170,820
Accrued and unused vacation time	14,600	14,600	14,600	14,600
Acceleration of options (1)	—	—	592,900	—
Acceleration of restricted stock units (2)	—	—	884,813	—
Total Plesha cash and benefits	$565,020	$14,600	$2,042,733	$565,020
Thomas Smith, MD.
Cash severance payment	$355,350	$—	$355,350	$355,350
Pro-rata bonus	142,140	—	142,140	142,140
Accrued and unused vacation time	13,667	13,667	13,667	13,667
Acceleration of options (1)	—	—	713,572	—
Acceleration of restricted stock units (2)	—	—	145,360	—
Total Smith cash and benefits	$511,157	$13,667	$1,370,089	$511,157
James Vollins
Cash severance payment	$310,000	$—	$310,000	$310,000
Bonus	124,000	—	124,000	124,000
Accrued and unused vacation time	11,923	11,923	11,923	11,923
Acceleration of options (1)	—	—	327,902	—
Acceleration of restricted stock units (2)	—	—	72,860	—
Total Vollins cash and benefits	$445,923	$11,923	$846,685	$445,923
Ernest DePaolantonio (4)	—	—	—	—
Total Mr. DePaolantonio cash and benefits	$—	$—	$—	$—
___________
(1) Determined by taking the excess of the fair market value of our common stock on December 31, 2019, less the exercise price of each accelerated option, multiplied by the number of unvested shares subject to outstanding options.
(2) Determined by taking the fair market value of our common stock on December 31, 2019, multiplied by the number of shares subject to invested RSUs.
(3) Mr. Cukier is entitled to a pro-rated bonus upon death or disability.
(4) Pursuant to Mr. DePaolantonio’s retirement on April 30, 2019, he was not a party to an employment agreement or change of control benefits as of December 31, 2019.
For each of our executive officers, in their employment agreements the term “change of control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “change of control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of our company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):
(i) An acquisition (whether directly from our company or otherwise) of any voting securities of our company by any person or entity, immediately after which such person or entity has beneficial ownership of forty percent (40%) or more of the combined voting power of our then outstanding voting securities.

(ii) The individuals who, as of the date hereof, are members of our board of directors’ cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting our company, to constitute at least fifty-one percent (51%) of the members of our board of directors; or
(iii) Approval by our board of directors and, if required, our stockholders of, or our execution of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a change of control):
(A) A merger, consolidation or reorganization involving our company, where either or both of the events described in clauses (i) or (ii) above would be the result;
(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, our company; or
(C) An agreement for the sale or other disposition of all or substantially all of the assets of our company to any person or entity (other than a transfer to a subsidiary of our company).
The cash component (as opposed to option accelerations) of any change of control payment would be structured as a one-time cash severance payment.
Employment Agreement Termination and Release Agreement of Herm Cukier
        On May 9, 2020, the Company and Herm Cukier entered into a General Release Agreement (the “General Release Agreement”), relating to the termination of Mr. Cukier’s employment as Chief Executive Officer of the Company under the employment agreement between Mr. Cukier and the Company dated as of May 2, 2018 (the “Cukier Employment Agreement”). In connection with the execution and delivery of the General Release Agreement, Herm Cukier was terminated as Chief Executive Officer and as a member of the Board of Directors of the Company. Mr. Cukier’s termination was not the result of any disagreement relating to the Company’s operations, policies or practices.

Pursuant to the General Release Agreement and consistent with the terms of the Cukier Employment Agreement, (i) Mr. Cukier was entitled to receive (a) a one-time, lump sum cash payment of $1,217,438.00, which is equal to two times' his annual base salary; (b) a one-time, lump sum cash payment of $236,003.35 for his prorated 2020 bonus; (c) a one-time, lump sum cash payment of $45,917.31 for his unused paid time off; and (d) a one-time, lump sum cash payment of $2,359.64 for benefits, (ii) all awards and options with respect to the Company’s equity securities under any such incentive plans that had not vested as of the termination date became fully vested and exercisable; and (iii) Mr. Cukier released the Company and its affiliates from certain claims.
CEO Pay Ratio - 23:1
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of Herm Cukier’s, our former Chief Executive Officer (which we refer to for these purposes as the CEO), total compensation in fiscal year 2019 to that of the median annual compensation of all other company employees for the same period. The calculation of annual total compensation of all employees was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” on page 45 of this Report. Pay elements that were included in the annual total compensation for each employee are:
•annualized salary in fiscal year 2019;
•annual bonus payment received for performance in fiscal year 2019;
•grant date fair value of stock option exercises and RSU grants in fiscal year 2019;
•company-paid 401(k) Plan match made during fiscal year 2019; and
•auto and phone allowance paid in fiscal year 2019.
Our calculation includes all employees as of December 31, 2019.
We determined our median employee by: (i) calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees except for the CEO from lowest to highest (a list of 170 employees), and we used ranked employee number 85 on the list as our (“Median Employee”). In 2019, we experienced a modest increase in our headcount. The annualized total compensation for fiscal year 2019 for our CEO was $2,937,522 and for the Median

Employee was $127,193. We estimate that the resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2019 is 23 to 1.
Compensation of Directors Summary Table
DIRECTOR COMPENSATION

2019 Director Compensation Table

The following table presents and summarizes the compensation of our non-employee directors for service during 2019.

Name (a)	Fees Earned or Paid in Cash ($)		Stock Awards ($) (13)		Option Awards ($) (13)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter S. Greenleaf (1)	72,500		—		—		—	—	—	72,500
Mark A. Sirgo, PharmD. (2)	51,250		210,600	(3)	58,275	(4)	—	—	—	320,125
Frank E. O’Donnell, Jr. (5)	53,750		210,600	(3)	58,275	(4)	—	—	—	322,625
W. Mark Watson (6)	70,000		—		—		—	—	—	70,000
Todd C. Davis (7)	75,000		—		—		—	—	—	75,000
Kevin Kotler (8)	62,500		—		—		—	—	—	62,500
Vanila Singh, M.D. MAMC (9)	4,298	(10)	99,360	(11)	347,520	(12)	—	—	—	451,178
_________
(1) Mr. Greenleaf holds 50,000 unexercisable options and 87,500 unvested RSUs.
(2) Dr. Sirgo holds 11,250 unexercisable options and 58,971 unvested RSUs.
(3) The stock awards disclosed in this item consists of 45,000 RSUs issued in 2019 with a FMV of $4.68 for serving on the board which half vested in 2019 and the remaining half vest in 2020.
(4) The stock options disclosed in this item consists of 22,500 options granted in 2019 with a FMV of $2.59 which half vested in 2019 and the remaining half vest in 2020.
(5) Dr. O’Donnell holds 11,250 unexercisable options and 225,784 unvested RSUs.
(6) Mr. Watson holds 37,500 unexercisable options and 75,000 unvested RSUs.
(7) Mr. Davis holds 37,500 unexercisable options and 75,000 unvested RSUs.
(8) Mr. Kotler holds 37,500 unexercisable options and 75,000 unvested RSUs.
(9) Dr. Vanila Singh was appointed member of our Board of Directors effective November 22, 2019 and holds 96,000 unexercisable options and 16,000 unvested RSUs.
(10) Dr. Vanila Singh was appointed member of our Board of Directors effective November 22, 2019. The fees disclosed were earned in 2019 and paid in 2020.
(11) The stock awards disclosed in this item consists of 16,000 RSUs issued in 2019 with a FMV of $6.21 for being appointed to the Board of Directors, which vest ratably in thirds from 2020-2022.
(12) The stock options disclosed in this item consists of 96,000 options issued in 2019 with a FMV of $3.62 for being appointed to the Board of Directors, which vest ratably in thirds from 2020-2022.
(13) The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718.
Narrative to Director Compensation
The Compensation Committee of our board of directors reviews the Director Remuneration Policy, which establishes the compensation our directors earn for serving on our board of directors and individual committees. The policy during 2019 follows:
•$45,000 annual cash retainer to each board member.
•$25,000 annual cash retainer to the Lead Director.
•$20,000 annual cash retainer to the Chairman of the Audit Committee.
•$15,000 annual cash retainer to the Chairman of the Compensation Committee.
•$10,000 annual cash retainer to the Chairman of the Nominating & Corporate Governance Committee.
•$10,000 annual cash retainer to each non-Chairman Audit Committee member.
•$7,500 annual cash retainer to each non-Chairman Compensation Committee member.
•$5,000 annual cash retainer to each non-Chairman Nominating & Corporate Governance Committee member.
•$7,500 annual cash retainer to each Special Committee member.

•8,000 restricted stock units of our common stock per year, to each director.
•5,000 additional restricted stock units of our common stock per year to the Lead Director.
•48,000 stock options of our common stock per year, to each director.
•5,000 additional stock options of our common stock per year to the Lead Director.
•New directors will earn a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and restricted stock units.
All annual cash retainers are paid quarterly in arrears and all annual equity awards are made at the time of the annual meeting.
Director options qualify as Non-Statutory Stock Options. The total number of options granted to members of our board of directors during the year ended December 31, 2019 was 141,000, which vests between April 2020 to November 2022.
The total number of RSUs granted to members of our board of directors during the year ended December 31, 2019 was 106,000 which vests between April 2020 to November 2022.
In early 2019, the Compensation Committee revised its existing equity grant philosophy to provide the board of directors with equity compensation in line with the 75th percentile of our peer group. As part of that decision, the Compensation Committee also decided all future equity awards to the board of directors would be comprised of 75% options and 25% RSUs.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Compensation Committee of our board of directors, or other committee serving an equivalent function. None of the members of our Compensation Committee has ever been our employee or one of our officers.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF THE
COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020
On December 20, 2019, the Audit Committee of the Board appointed the firm of Ernst & Young LLP (“EY”) to serve as our registered public accounting firm for our fiscal year ended December 31, 2020.
Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson has been designated by the Audit Committee to approve any audit-related services arising during the year that were not pre-approved by the Audit Committee. Any non-audit service must be approved by the full Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting.
A representative of EY is expected to participate in the Meeting, will have the opportunity to make a statement should they desire to do so and to respond to appropriate questions.
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure.
In December 2019, the Audit Committee completed a competitive process to review the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2020. The Audit Committee invited several firms, including the then-current independent registered public accounting firm, Cherry Bekaert LLP (“Cherry Bekaert”), to participate in the process. As a result of this process and following careful deliberation, on December 20, 2019, the Audit Committee approved the following: (i) to dismiss Cherry Bekaert as the Company’s independent registered public accounting firm, upon completion of its audit of the financial statements for the fiscal year ending December 31, 2019; and (ii) to appoint EY as the independent registered public accounting firm for the fiscal year ending December 31, 2020.
Cherry Bekaert’s audit report on the Company’s financial statements for the fiscal years ended December 31, 2017 and 2018 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2017 and 2018 and the subsequent interim period through the date of Cherry Bekaert’s dismissal, there were no disagreements with Cherry Bekaert on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cherry Bekaert would have caused it to make reference to the subject matter thereof in connection with its reports. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the fiscal years ended December 31, 2017 and 2018 or the subsequent interim period through the date of Cherry Bekaert’s dismissal.
During the fiscal years through December 31, 2017 and 2018 and the subsequent interim period through the date of Cherry Bekaert’s dismissal, neither we nor anyone acting on our behalf consulted EY regarding the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements or any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

PROPOSAL 4
APPROVAL OF A CHARTER AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Our Charter currently authorizes the issuance of 175,000,000 shares of Common Stock. The Company’s Board of Directors has declared advisable, adopted and is submitting for stockholder approval an amendment to the Charter to increase the number of authorized shares of Common Stock from 175,000,000 to 235,000,000 (“Charter Amendment”).
Form of the Amendment
If stockholders approve this proposal, the Charter will be amended to increase the number of shares of Common Stock the Company is authorized to issue from 175,000,000 to 235,000,000. The par value of the common stock will remain at $0.001 per share. The amendment would amend the first sentence of Article FIFTH of the Charter to read in its entirety as follows:
“FIFTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 240,000,000 shares, consisting of 235,000,000 (Two Hundred, Thirty-Five Million) shares of common stock, each of par value one-thousandths of one cent ($0.001) (the “Common Stock”), and 5,000,000 (Five Million) shares of preferred stock, each of par value one-thousandths of one cent ($0.001) (the “Preferred Stock”).”
The remaining text of Article FIFTH of the Company’s Certificate of Incorporation will remain unchanged.
Purpose for the Increase in Authorized Shares
Our Board of Directors has approved, and we are seeking stockholder approval of, an increase of 60,000,000 shares of Common Stock. Our Board believes it is in the best interest of our Company to increase the number of authorized shares of Common Stock to give our Company greater flexibility in considering and planning for future potential business needs. We do not currently have any definitive agreements or arrangements to issue any of the proposed additional authorized shares of common stock that will become available for issuance if this proposal is approved. Having the additional authorized shares available will provide additional flexibility to use our Common Stock for business and financial purposes in the future as well as to have sufficient shares available to provide appropriate equity incentives for our employees.
As of June 1, 2020, there were 100,010,259 shares of our Common Stock issued and 99,994,768 shares outstanding. In addition, as of June 1, 2020, we had (i) 8,459,353 shares of Common Stock subject to outstanding stock options and RSUs, (ii) 2,461,113 shares of Common Stock issuable upon conversion of Series B non-voting convertible preferred stock, (iii) 2,136,019 shares of Common Stock issuable upon the exercise of outstanding warrants, and (iv) 11,580,115 shares available for additional equity awards under our stock incentive plans. Accordingly, after adjusting for full-value awards granted under our stock incentive plans as of June 1, 2020, we had only 61,948,747 shares of our Common Stock available for issuance out of the 175,000,000 shares of Common Stock currently authorized.
Rights of Additional Authorized Shares
The additional authorized shares of Common Stock, if and when issued, would be part of the existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock currently outstanding. The Company’s stockholders do not have preemptive rights with respect to its Common Stock. Accordingly, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase the shares.

Potential Adverse Effects of the Amendment
Future issuances of Common Stock or securities convertible into common stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of Common Stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties.
Effectiveness of the Amendment and Required Vote
The above description of the Charter Amendment is only a summary and is qualified in its entirety by reference to the complete text of the Certificate of Amendment, which is attached to this proxy statement as Appendix A. If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The adoption of this amendment requires the approval of a majority of the outstanding shares of Common Stock entitled to vote.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF A CHARTER AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

OTHER INFORMATION
Proxy Solicitation
The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners.
Proxies
A stockholder may revoke his, her or its proxy at any time prior to its use by giving written notice to our Secretary, by executing a revised proxy at a later date or by participating in and voting during the Meeting. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications in accordance with the recommendations of our Board.
Securities Outstanding; Votes Required
As of the close of business on the Record Date there were 99,994,768 shares of Common Stock outstanding. As of the Record Date, 443 shares of Series B non-voting convertible preferred stock were outstanding. The Series B shares are convertible into 2,461,113 shares of common stock and such time after conversion, no Reporting Person would beneficially own more than 9.98% of the Common Stock outstanding immediately after giving effect to such conversion. Stockholders are entitled to one vote for each share of Common Stock owned. The affirmative vote of a majority of the shares of Common Stock present at the Meeting, during the Meeting or by proxy, is required for approval of the proposals. Shares of the Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal.

Other Business
Our Board knows of no other matter to be presented at the Meeting. If any additional matter should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
The following table sets forth, as of June 1, 2020, by: (i) each of our directors, (ii) all persons who, to our knowledge, are the beneficial owners of more than 5% of the outstanding shares of common stock, (iii) each of the executive officers, and (iv) all of our directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of common stock set forth opposite such person’s name, except as otherwise indicated. Unless otherwise indicated, the address for each person listed below is in care of BioDelivery Sciences International, Inc., 4131 ParkLake Avenue, Suite #225, Raleigh, NC 27612.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class as of June 1, 2020 (1)
Blackrock Inc. (2)	7,163,339	7.16%
Broadfin Capital, LLC (3)	6,732,912	6.57%
Deerfield Management Company, L.P. (4)	6,184,243	6.18%
Nantahala Capital Management (5)	5,003,631	5.00%
Jeffrey Bailey	—	*
Herm Cukier (6)	1,844,476	1.81%
Mary Theresa Coelho	12,018	*
Scott M. Plesha	315,669	*
Thomas Smith, M.D.	87,302	*
James Vollins	—	*
Peter S. Greenleaf	38,952	*
Mark A. Sirgo, Pharm.D.	1,309,595	1.31%
W. Mark Watson	53,219	*
Todd C. Davis	248,537	*
Kevin Kotler	6,732,912	6.57%
Vanila Singh, M.D. MAMC	—	*
All Directors and Officers as a group (11 persons)	8,798,204	8.57%
_____________
* Less than 1%
(1) Based on 99,994,768 shares of Common Stock outstanding as of June 1, 2020 and shares beneficially owned by the referenced parties as described below.
(2) Based on 13F filed by Blackrock Inc. with the SEC on May 1, 2020. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3) Based on 13F filed with the SEC on May 14, 2020 and Form 4 filed with the SEC on March 19, 2020, by Broadfin Capital, LLC. Includes 2,422,223 shares of Common Stock issuable upon conversion of 436 shares of Series B Preferred Stock beneficially owned by Broadfin Capital ,LLC. The business address of Broadfin Capital, LLC is 300 Park Avenue, 25th Floor, New York, NY 10022.
(4) Based on 13F filed by Deerfield Management Company, L.P. with the SEC on May 14, 2020. The business address of Deerfield Management Company L.P. is 780 Third Avenue, 37th Floor, New York, NY. 10017.
(4) Based on 13F filed by Nantahala Capital Management with the SEC on February 14, 2020. The business address of Nantahala Capital Management, LLC is 130 Main Street, 2nd Floor, New Canaan, CT 06840.
(5) Mr. Cukier was terminated as Chief Executive Officer in May 2020. The holdings disclosed for Mr. Cukier are based on publicly available information.

The following table sets forth, as of June 1, 2020, each of our directors and executive officers, (i) shares owned, (ii) options exercisable within 60 days, and (iii) RSUs vesting within 60 days, as included in the beneficial ownership table. Additionally, (i) options unexercisable and (ii) RSUs unvested are disclosed.

	Included in beneficial ownership table					Not included in beneficial ownership table
Name of Director or Officer	Shares owned		Options exercisable within 60 days	RSUs vesting within 60 days	Total	Options unexercisable	RSUs unvested
Jeff Bailey	—		—		—	256,000	56,000
Herm Cukier (3)	102,447		1,742,029	0	1,844,476	0	219,748	(1)
Mary Theresa Coelho	12,018		—	—	12,018	220,071	67,238
Scott M Plesha	234,003		81,666	0	315,669	321,909	100,944	(1)
Thomas Smith , M.D.	4,739		82,563	—	87,302	275,250	37,979
James Vollins	0		0	—	—	224,120	32,576
Peter S Greenleaf	24,788		14,164	—	38,952	50,000	87,500
Mark A Sirgo, Pharm.D.	1,287,095		22,500	0	1,309,595	—	—
W. Mark Watson	35,979		17,240	—	53,219	37,500	75,000
Todd C Davis	237,914		10,623	—	248,537	37,500	75,000
Kevin Kotler	6,722,289	(2)	0	—	6,722,289	37,500	75,000
Vanila Singh, M.D. MAMC	—		—	—	—	96,000	16,000

(1) Includes unvested RSUs potentially issuable if certain pre-determined company targets are achieved.
(2) Includes 2,422,223 shares of Series B Non-Voting Convertible Stock which are held in the account of Broadfin Healthcare Master Fund, Ltd., a private investment fund managed by Broadfin Capital, LLC, and may be deemed to be beneficially owned by Mr. Kotler, managing member of Broadfin Capital, LLC. Includes 4,300,066 shares owned by Broadfin, Capital LLC.
(3)  Mr. Cukier was terminated as Chief Executive Officer in May 2020. The holdings disclosed for Mr. Cukier are based on publicly available information.

Certain Relationships and Related Transactions
As of December 31, 2001, our Board appointed an audit committee consisting of independent directors. This committee, among other duties, is charged to review, and if appropriate, ratify all agreements and transactions which had been entered into with related parties, as well as review and ratify all future related party transactions. From time to time, after compliance with our internal policies and procedures, we have entered into related party contracts, some of which were amended subsequently in accordance with the same policies and procedures.
The following is a listing of our related party transactions:
Affiliates
As a matter of corporate governance policy, we have not and will not make loans to officers or loan guarantees available to “promoters” as that term is commonly understood by the SEC and state securities authorities.
As of the date hereof, we have five independent directors on our Board which constitute a majority as required by Nasdaq Stock Market rules.
All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.
Other than as set forth above, we have not been a participant in any transaction, nor is there any currently proposed transaction, that is currently reportable under Item 404(a) of Regulation S-K.
Legal Proceedings

On September 11, 2019, two purported stockholders of the Company (“Plaintiffs”) filed a putative class action against the Company and our directors in the Court of Chancery of the State of Delaware, captioned Drachman v. BioDelivery Sciences International, Inc., et al., C.A. No. 2019-0728-AGB (Del. Ch.) (the “Complaint”). The Complaint alleges that the Amendments did not receive the requisite vote of stockholders at the 2018 Annual Meeting and asserts claims for violation of the Delaware General Corporation Law, breach of fiduciary duties, and declaratory judgment. The Complaint seeks, inter alia, a declaration that the Amendments were not validly approved and invalidation of the Amendments, including altering the one-year terms of all directors duly elected at the 2018 and 2019 Annual Meetings to three-year terms. The Complaint also seeks costs and disbursements, including attorneys’ fees. On October 28, 2019, Plaintiffs filed a motion for summary judgment. On December 6, 2019, the Company and our directors filed a motion to dismiss the Complaint and an opposition to Plaintiffs’ motion for summary judgment. On January 24, 2020, Plaintiffs filed a reply in further support of their summary judgment motion and an opposition to the Company’s motion to dismiss. On February 21, 2020, the Company filed a reply brief in further support of the motion to dismiss. On April 14, 2020, following oral argument, the Court of Chancery issued orders denying Plaintiffs’ motion for summary judgment and the Company’s motion to dismiss.
Deadline for Submission of Stockholder Proposals for 2021 Annual Meeting of Stockholders
Stockholders may present proposals intended for inclusion in our proxy statement for our 2021 Annual Meeting of Stockholders provided that such proposals are received by the Secretary of the Company after , 2021 but before , 2021 and in accordance by and otherwise in compliance with, applicable SEC regulations, and the Company’s Amended and Restated Bylaws, as applicable. Proposals submitted not in accordance with such regulations or the Company’s Amended and Restated Bylaws, will be deemed untimely or otherwise deficient; however, the Company will have discretionary authority to include such proposals in the 2021 Proxy Statement.

Stockholder Communications
Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: James Vollins at 4131 ParkLake Avenue, Suite 225, Raleigh, North Carolina 27612. Mr. Vollins will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, and direct your written request to James Vollins, General Counsel, Chief Compliance Officer and Corporate Secretary of the Company, at (919) 582-9050 or at offices of the Company at 4131 ParkLake Avenue, Suite 225, Raleigh, North Carolina 27612. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.
Additional Information
Accompanying this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2019. Such Report constitutes our Annual Report to Stockholders for purposes of Rule 14a-3 under the Exchange Act. Such Report includes our audited financial statements for the fiscal year ended December 31, 2019 and certain other financial information, which is incorporated by reference herein. We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact James Vollins, General Counsel, Chief Compliance Officer and Corporate Secretary, at (919) 582-9050.

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
BIODELIVERY SCIENCES INTERNATIONAL, INC.

BioDelivery Sciences International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Restated Certificate of Incorporation of the Corporation (the “Certificate”).

2.This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.
3.The Certificate is hereby amended as follows:

The first paragraph of Article FIFTH is hereby amended and restated in its entirety to read as set forth below:
“FIFTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 240,000,000 shares, consisting of 235,000,000 (Two-Hundred Thirty-Five Million) shares of common stock, each of par value one-thousandths of one cent ($0.001) (the “Common Stock”), and 5,000,000 (Five Million) shares of preferred stock, each of par value one-thousandths of one cent ($0.001) (the “Preferred Stock”).”

* - * - * - *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Restated Certificate of Incorporation as of , 2020.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

Jeffrey Bailey
Interim Chief Executive Officer